Exhibit 2.1

EXECUTION VERSION

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AGREEMENT AND PLAN OF MERGER

by and among:

SAIHEAT LIMITED,

an exempted company with limited liability incorporated under the laws of the Cayman Islands,

SAIHEAT MERGER SUB, INC.,

a Delaware corporation,

CANOPY WAVE INC.,

a Delaware corporation,

Taoyue (Tao) Zhang,

and

Chunyi (James) Liao.

Made and entered into as of August 10, 2026

SECTION 1.	DESCRIPTION OF TRANSACTION	2
1.1	The Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Merger Consideration	4
1.6	Conversion of Shares	4
1.7	Closing of the Company’s Transfer Books	5
1.8	Exchange of Shares	6
1.9	Company Equity Awards	7
1.10	Withholding	7
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS	8
2.1	Due Organization; Subsidiaries	8
2.2	Organizational Documents	8
2.3	Authority; Binding Nature of Agreement	8
2.4	Non-Contravention; Consents	9
2.5	Capitalization	10
2.6	Financial Statements	12
2.7	Absence of Changes	12
2.8	Absence of Undisclosed Liabilities	13
2.9	Title to Assets	13
2.10	Real Property; Leasehold	13
2.11	Intellectual Property	13
2.12	Agreements, Contracts and Commitments	15
2.13	Compliance; Permits; Restrictions	17
2.14	Legal Proceedings; Orders	18
2.15	Tax Matters	18
2.16	Employee and Labor Matters; Benefit Plans	20
2.17	Environmental Matters	23
2.18	Insurance	24
2.19	No Financial Advisors	24
2.20	Transactions with Affiliates	24

 i

2.21	Anti-Bribery	25
2.22	DPA Representation	25
2.23	Disclaimer of Other Representations or Warranties	25
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	25
3.1	Ownership of Shares	25
3.2	Capacity and Authority	26
3.3	No Conflict	26
3.4	Accredited Investor Status; Investment Sophistication	26
3.5	Investment Intent; No Distribution	26
3.6	Restricted Securities	27
3.7	No General Solicitation	27
3.8	No Disqualifying Events	27
3.9	No Financial Advisors	27
3.10	Disclaimer of Other Representations or Warranties	27
SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28
4.1	Due Organization; Subsidiaries	28
4.2	Organizational Documents	29
4.3	Authority; Binding Nature of Agreement	29
4.4	Vote Required	29
4.5	Non-Contravention; Consents	30
4.6	Capitalization	31
4.7	SEC Filings; Financial Statements	33
4.8	Absence of Changes	36
4.9	Absence of Undisclosed Liabilities	36
4.10	Title to Assets	36
4.11	Real Property; Leasehold	37
4.12	Intellectual Property	37
4.13	Agreements, Contracts and Commitments	39
4.14	Compliance; Permits	41
4.15	Legal Proceedings; Orders	42
4.16	Tax Matters	42
4.17	Employee and Labor Matters; Benefit Plans	44

4.18	Environmental Matters	48
4.19	Transactions with Affiliates	48
4.20	Insurance	48
4.21	No Financial Advisors	48
4.22	Anti-Bribery	49
4.23	Other Agreements	49
4.24	Valid Issuance	49
4.25	Securities Law Compliance; Insider Trading; Rule 144	49
4.26	Disclaimer of Other Representations or Warranties	50
SECTION 5.	CERTAIN COVENANTS OF THE PARTIES	51
5.1	Operation of Parent’s Business	51
5.2	Operation of the Company’s Business	53
5.3	Access and Information	56
5.4	Notification of Certain Matters	57
5.5	Financial Information	58
5.6	Parent Non-Solicitation	58
5.7	Company Non-Solicitation	59
5.8	Repayment of SAFE	60
SECTION 6.	ADDITIONAL AGREEMENTS OF THE PARTIES	60
6.1	Parent Shareholders’ Meeting	60
6.2	Indemnification of Officers and Directors	61
6.3	Efforts	63
6.4	Listing	63
6.5	Tax Matters	64
6.6	Directors and Officers	68
6.7	Section 16 Matters	68
6.8	Cooperation	69
6.9	Closing Certificates	69
6.10	Takeover Statutes	69
6.11	Obligations of Merger Sub	70
6.12	Legends	70
6.13	Private Placement	70
6.14	Expenses	70

6.15	Rule 144 Compliance	71
6.16	Registration Statement Cooperation	71
6.17	Lock Up of Consideration Shares	72
SECTION 7.	INDEMNIFICATION	72
7.1	Indemnification by the Sellers in Favor of the Parent Indemnified Parties	72
7.2	Indemnification by Parent in Favor of the Seller Indemnified Parties	73
7.3	Limitations on Indemnification	73
7.4	Assertion of Claims; Payment of Claims	74
7.5	Notice and Defense of Third Party Claims	76
7.6	Survival	77
7.7	Indemnification Escrow	78
7.8	Tax Treatment of Indemnification Payments	79
SECTION 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	79
8.1	Parent Shareholder Matters	79
8.2	No Restraints	79
8.3	Nasdaq Listing	79
8.4	PIPE Investment	79
SECTION 9.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	80
9.1	Accuracy of Representations	80
9.2	Performance of Covenants	80
9.3	Documents	81
9.4	No Company Material Adverse Effect	82
9.5	Termination of Certain Agreements	82
9.6	SAFE Satisfaction	82
SECTION 10.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	82
10.1	Accuracy of Representations	82
10.2	Performance of Covenants	82
10.3	Documents	83
10.4	No Parent Material Adverse Effect	84
10.5	Minimum Cash	84
10.6	Conversion of Class B Ordinary Shares	84

SECTION 11.	TERMINATION	85
11.1	Termination	85
11.2	Effect of Termination	86
SECTION 12.	MISCELLANEOUS PROVISIONS	86
12.1	Amendment	86
12.2	Waiver	87
12.3	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	87
12.4	Applicable Law; Jurisdiction; Arbitration	87
12.5	Assignability	88
12.6	Notices	88
12.7	Cooperation	89
12.8	Severability	89
12.9	Other Remedies; Specific Performance	89
12.10	No Third-Party Beneficiaries	90
12.11	Construction	90

EXHIBIT A CERTAIN DEFINITIONS
EXHIBIT B POST-CLOSING OFFICERS
EXHIBIT C FORM OF PIPE SHARE PURCHASE AGREEMENT
EXHIBIT D FORM OF PIPE REGISTRATION RIGHTS AGREEMENT
EXHIBIT E FORM OF INDEMNIFICATION AGREEMENT
EXHIBIT F FORM OF A&R PARENT MAA
EXHIBIT G FORM OF SUPPORT AGREEMENT
EXHIBIT H FORM OF ENERGY SCIENCE REGISTRATION RIGHTS AGREEMENT
EXHIBIT I FORM OF OPTION AND EXCHANGE AGREEMENT
EXHIBIT J FORM OF SURRENDER AND TERMINATION OF SAFE AGREEMENT

SCHEDULE 1.4(E) SURVIVING CORPORATION DIRECTORS AND OFFICERS
SCHEDULE 5.1(A) OPERATION OF PARENT’S BUSINESS
SCHEDULE 5.1(B) PARENT PERMITTED ACTIONS
SCHEDULE 5.2(A) OPERATION OF THE COMPANY’S BUSINESS
SCHEDULE 5.2(B) COMPANY PERMITTED ACTIONS
SCHEDULE 6.6(A) PARENT DIRECTORS AND OFFICERS TO RESIGN
SCHEDULE 7.1(F) COMPANY LEGAL PROCEEDINGS

 v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 10, 2026, by and among SAIHEAT Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Saiheat Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), Canopy Wave Inc., a Delaware corporation (the “Company”), and the Company’s stockholders, Taoyue (Tao) Zhang, an individual residing in the State of Washington (“Tao”), and Chunyi (James) Liao, an individual residing in the State of California (“James” and together with Tao, the “Sellers” and each, a “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Company and Parent intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, the Company will cease to exist and Merger Sub will continue as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent.

B. For United States federal and applicable state and local income Tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that, by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-1(c) and 1.368-2(g). Each of Tao and James intends to timely enter into a gain recognition agreement with the Internal Revenue Service in the form and manner prescribed by Treasury Regulations Section 1.367(a)-8, as further described in Section 6.5(b) hereof.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including (x) the issuance of the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to the stockholders of the Company pursuant to the terms of this Agreement, and (y) the reservation of the Parent Class A Ordinary Shares for the Reserved Option Pool for future issuances, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent provide the Required Parent Shareholder Approvals at the Parent Shareholders’ Meeting to be convened promptly following the execution of this Agreement and prior to the Closing, and that the holder of the Class B Ordinary Shares provide the Required Parent Class B Consent (the “Parent Board Approval”).

D. The board of directors of Merger Sub has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement and (ii) submitting this Agreement to the sole stockholder of Merger Sub for its consideration and vote (the “Merger Sub Board Approval”).

E. The Company Board has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement, and (ii) submitting this Agreement to the Company’s stockholders for their written consent or affirmative vote (the “Company Board Approval”).

F. Subsequent to the Company Board Approval, but prior to the execution of this Agreement, all holders of outstanding shares of Company Common Stock have signed and delivered to the Company an irrevocable consent (the “Company Stockholder Consent”) in lieu of a meeting in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL, pursuant to which such stockholders (i) approved and adopted this Agreement and the Merger; (ii) acknowledged that the approval given thereby is irrevocable and that each such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by such stockholders’ approval of the Merger they are not entitled to appraisal rights with respect to their shares of Company Common Stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of such shares under the DGCL.

G. Subsequent to the Merger Sub Board Approval, but prior to the execution of this Agreement, Parent, as sole stockholder of Merger Sub, has signed and delivered an irrevocable written consent in accordance with Merger Sub’s certificate of incorporation, Merger Sub’s bylaws and the DGCL, pursuant to which such stockholder approved and adopted this Agreement and the Merger (the “Merger Sub Stockholder Consent”).

H. Upon consummation of the Merger, the name of the Parent shall be changed to “Canopy Wave Holdings Inc.” and the Parent Class A Ordinary Shares shall be listed on the Nasdaq under the ticker symbol “CWAV,” in each case subject to receipt of the Required Parent Shareholder Approvals and any other applicable regulatory or exchange approvals.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. As a result of the Merger, Merger Sub will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will remain a wholly-owned Subsidiary of Parent.

1.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Surviving Corporation will remain a wholly-owned Subsidiary of Parent. When the term “Company” is used in this Agreement with respect to periods after the Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures as promptly as practicable (but in no event later than the fifth (5th) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 8, Section 9 and Section 10, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date, and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, Merger Sub shall, with the Company’s and Sellers’ reasonable assistance, cause the Merger to be consummated by executing, acknowledging, and filing (or causing the filing) with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, in form and substance to be agreed upon by the Parties and satisfying the applicable requirements of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation. Prior to the Closing, the board of directors of Merger Sub and Parent, as the sole stockholder of Merger Sub, shall each adopt resolutions authorizing, approving, adopting and declaring the advisability of an amended and restated certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), which resolutions shall be evidenced by the Board Consent to A&R Charter and the Stockholder Consent to A&R Charter (each as defined below), each to be executed and delivered as a closing deliverable pursuant to Section 10.3. The Surviving Corporation shall, immediately following the Effective Time, file the Surviving Charter with the Secretary of State of the State of Delaware, which shall, among other things: (i) change the name of the Surviving Corporation to “Canopy Wave Inc.”, (ii) delete or replace the perpetual existence provision, (iii) expand the Board’s bylaw-making authority to include the power to “make” new bylaws (not just amend or repeal), and (iv) eliminate the written ballot otherwise required by Section 211(e) of the DGCL for director elections.

(b) Merger Sub shall take all lawful action so that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to be substantially the same as the bylaws of the Company as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until thereafter amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Laws.

(c) At the Effective Time, the memorandum and articles of association of Parent shall be the sixth amended and restated memorandum and articles of association of Parent to be adopted by special resolution at the Parent Shareholders’ Meeting (conditional upon and effective at the Effective Time) in accordance with the Existing Parent MAA and the Companies Act (Revised) of the Cayman Islands, in the form as set forth in Exhibit F (the “A&R Parent MAA”), until thereafter amended as provided by the laws of the Cayman Islands.

(d) Prior to the Effective Time, Parent shall take all such lawful action so that immediately following the Effective Time, the directors of Parent shall be the natural persons as set forth in the Director Designation Notice and officers of Parent shall be the natural persons as set forth in Exhibit B, each to hold office in accordance with the A&R Parent MAA and the laws of the Cayman Islands.

(e) Prior to the Effective Time, Parent shall take all such lawful action so that immediately following the Effective Time, the directors and officers of the Surviving Corporation shall be the natural persons as set forth in Schedule 1.4(e) or as otherwise mutually agreed upon by Parent and the Company, each to serve until his or her successor is elected and qualified, subject to his or her earlier death, resignation, or removal.

1.5 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time and amounts reserved for Company Options outstanding immediately prior to the Effective Time shall equal the Consideration Shares. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, except as provided in Section 7, in no event shall Parent or Merger Sub be obligated to pay consideration under this Agreement or any other Transaction Agreement in excess of the Merger Consideration.

1.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, Merger Sub or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i)) shall be automatically converted solely into the right to receive the Company Per Share Consideration, and each such share of Company Common Stock so converted shall automatically be cancelled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares other than the right to receive the foregoing merger consideration upon surrender of Company Stock Certificates or transfer of Book-Entry Shares pursuant to Section 1.8; and

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation and shall not be converted or cancelled, and each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b) The Company shall take all such lawful action so that if any shares of Company Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase option under any applicable restricted stock purchase agreement or other similar agreement with the Company, as of immediately prior to the Effective Time, such shares of Company Common Stock shall no longer be subject to any right of repurchase or other such conditions and shall be converted in accordance with Section 1.6(a)(ii).

(c) The Company shall take all such lawful action so that all Company Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.9.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock, Parent Class A Ordinary Shares or Parent Class B Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Company Aggregate Share Consideration and the Reserved Option Pool shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock, Parent Class A Ordinary Shares and Parent Class B Ordinary Shares with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock, Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(e) Notwithstanding any other provision of this Agreement, no fractional Parent Class A Ordinary Shares or Parent Class B Ordinary Shares shall be issued in connection with the Merger. The Company Per Share Consideration shall be applied on an aggregate basis with respect to all shares of Company Common Stock held by each holder immediately prior to the Effective Time (and not on a share-by-share basis), such that the total number of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares, as applicable, issuable to each such holder shall be determined by multiplying the total number of shares of Company Common Stock held by such holder by the Company Per Share Consideration and rounding down the resulting product to the nearest whole share of each applicable class of Parent Ordinary Shares. No holder of Company Common Stock shall be entitled to receive any cash or other consideration in respect of any fractional share interest that would otherwise result from such calculation, and any such fractional share interest shall be forfeited without any payment therefor.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of (i) certificates representing shares of Company Common Stock and (ii) book-entry shares representing shares of Company Common Stock, in each case, that were issued and outstanding immediately prior to the Effective Time (collectively, “Company Stock Certificates” and “Book-Entry Shares,” respectively) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Shares

(a) Subject to Section 7.7, at the Closing, Parent shall deliver or cause to be delivered to each Person who was a record holder of shares of Company Common Stock that were converted into the right to receive Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, pursuant to Section 1.6(a)(ii): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Book-Entry Shares to Parent shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Book-Entry Shares to Parent); and (ii) instructions for effecting the surrender of Company Stock Certificates or transfer of Book-Entry Shares in exchange for Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, pursuant to Section 1.6(a)(ii). Upon surrender of a Company Stock Certificate or transfer of Book-Entry Shares to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent: (A) the holder of such Company Stock Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate or certificates (or book-entry notation) evidencing the number of Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, determined by multiplying the number of shares of Company Common Stock evidenced by such Company Stock Certificate or Book-Entry Shares by the Company Per Share Consideration, subject to the withholding and deposit with the Escrow Agent of the Escrow Shares pursuant to Section 7.7; and (B) the Company Stock Certificates or Book-Entry Shares so surrendered or transferred, as the case may be, shall be canceled. Until surrendered or transferred as contemplated by this Section 1.8(a), the Company Stock Certificates or Book-Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive in exchange therefor a certificate or certificates (or book-entry notation) evidencing the number of Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, determined by multiplying the number of shares of Company Common Stock evidenced by such Company Stock Certificate or Book-Entry Shares by the Company Per Share Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any portion of the Company Aggregate Share Consideration into which the shares of Company Common Stock represented thereby were converted pursuant to the provisions of Section 1.6(a), require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes a bond sufficient to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate or Book-Entry Share that is not registered in the transfer records of the Company, delivery of the portion of the Company Aggregate Share Consideration into which the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share were converted pursuant to the provisions of Section 1.6(a) may be made to a Person other than the Person in whose name such Company Stock Certificate or Book-Entry Share so surrendered or transferred is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Company Aggregate Share Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(b) shall be deemed to have been in full satisfaction of all rights pertaining to Company Common Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

(b) No dividends or other distributions declared or made with respect to the Company Aggregate Share Consideration with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the portion of the Company Aggregate Share Consideration that such holder has the right to receive in connection with the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the withholding of Taxes, to receive all such dividends and distributions, without interest).

(c) Any consideration that remains unclaimed by former holders of shares of Company Common Stock as of the date that is two (2) years after the Closing Date shall be retained by Parent, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, and any dividends or distributions with respect thereto to which they may be entitled pursuant to this Agreement.

(d) No Party shall, to the fullest extent permitted under applicable Law, be liable to any holder of any shares of Company Common Stock or to any other Person with respect to any Parent Class A Ordinary Shares or Parent Class B Ordinary Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9 Company Equity Awards. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Option Agreements, whether or not vested, shall be cancelled and exchanged for an option to purchase Parent Class A Ordinary Shares (each a “New Parent Option”) pursuant to an Option and Exchange Agreement entered into by and among Parent, the Company, and each applicable Option Holder, each of which shall be executed and delivered concurrently with the execution of this Agreement in the form attached hereto as Exhibit I (each, an “Option and Exchange Agreement”). Parent shall issue each such New Parent Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Option Agreement by which the corresponding Company Option is evidenced (but with changes to such documents as Parent in good faith determines are necessary or appropriate to reflect the exchange of the Company Options for the New Parent Options). All rights with respect to Company Common Stock under Company Options exchanged pursuant to this Section 1.9 shall thereupon be converted into rights with respect to Parent Class A Ordinary Shares such that, from and after the Effective Time: (i) each New Parent Option may be exercised solely for Parent Class A Ordinary Shares; (ii) the number of Parent Class A Ordinary Shares subject to each New Parent Option shall be determined by multiplying (A) the Reserved Option Pool by (B) the quotient, the numerator of which is the number of shares of Company Common Stock underlying the corresponding Company Option and the denominator is the total number of shares of Company Common Stock underlying all Company Options that are outstanding and unexercised immediately prior to the Effective Time; (iii) the per share exercise price for the Parent Class A Ordinary Shares issuable upon exercise of each New Parent Option shall be determined by dividing the aggregate exercise price of the corresponding Company Option by the number of Parent Class A Ordinary Shares underlying such New Parent Option, rounded up to the next whole cent; and (iv) any restriction on the exercise of any Company Option exchanged pursuant to this Section 1.9 shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain substantially unchanged; provided, that, (I) in the case of any Company Option to which Section 421 of the Code applies as of immediately prior to the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of Parent Class A Ordinary Shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code, and (II) the exercise price, the number of Parent Class A Ordinary Shares subject to, and the terms and conditions of exercise of each option to purchase Parent Class A Ordinary Shares shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that (x) Parent may amend the terms of any New Parent Option as may be necessary or appropriate to reflect the exchange of the Company Options for the New Parent Options (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Class A Ordinary Shares), and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each New Parent Option. Notwithstanding the foregoing, nothing in this Section 1.9 shall affect the currently in-effect Parent Stock Plan, which shall continue in full force and effect in accordance with its existing terms following the Effective Time, including its evergreen share reserve increase mechanism, without modification or amendment as a result of the transactions contemplated by this Agreement.

1.10 Withholding. Parent, the Company (and the Surviving Corporation from and after the Closing), and their respective Affiliates, agents and designees, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts (the “Withholding Amounts”) as Parent, the Company (and the Surviving Corporation from and after the Closing), and their respective Affiliates, agents and designees, as applicable, thereof is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax Law and to timely and properly remit (or to have the Company (and the Surviving Corporation, from and after the Closing) remit through their payroll systems) such Withholding Amounts to the appropriate Governmental Body. To the extent that such Withholding Amounts are so withheld and paid to the applicable Governmental Body, such Withholding Amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding and deduction was made. Parent shall notify the Sellers of the amount of, and reason for, any withholding, and shall provide the Sellers with a reasonable opportunity to provide any applicable exemption certificate or other information or documentation to establish an exemption from withholding or reduction in the amount of withholding, prior to withholding any amounts pursuant to this Agreement, provided that Parent shall not be required to delay the Closing pending receipt or review of any such documentation. To the extent any withholding obligation arises with respect to consideration payable in the form of Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, the applicable Seller shall have the right (in its sole discretion) to satisfy such withholding obligation in cash in lieu of any reduction in the number of Parent Class A Ordinary Shares or Parent Class B Ordinary Shares, as applicable, otherwise deliverable, provided that such cash amount is delivered to Parent in immediately available funds no later than the time at which the applicable withholding is required to be remitted.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Subject to Section 12.11(h), except as set forth in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), each of the Company and the Sellers jointly and severally represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company does not have, and has not since its inception had, any Subsidiaries.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of any of its Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and all other Transaction Agreements to which it is or is to be a party, to consummate the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is or is to be a party and the consummation by the Company of the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Sellers, Parent and Merger Sub and any other counterparty thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Company Board (at a meeting duly called, noticed and held by the requisite quorum and vote or by unanimous consent) has adopted resolutions providing for the Company Board Approval. The delivery of the executed Company Stockholder Consent is the only vote (or consent in lieu of a meeting) of the holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and approve the transactions contemplated by this Agreement and all other Transaction Agreements to which the Company is or is to be a party. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement and all other Transaction Agreements to which the Company is or is to be a party.

2.4 Non-Contravention; Consents. Subject to the filing of the Certificate of Merger required by the DGCL, except as set forth on Section 2.4 of the Company Disclosure Schedule, neither (x) the execution, delivery or performance by the Company of this Agreement or any other Transaction Agreement to which it is a party, nor (y) the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to have a Company Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to have a Company Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) receive any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except as would not reasonably be expected to have a Company Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances), except as would not reasonably be expected to have a Company Material Adverse Effect.

Except for (i) any Consent set forth in Section 2.4 of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. The restrictions contained in Section 203 of the DGCL are not applicable to the Company by reason of Section 203(b)(4) of the DGCL because the Company does not have a class of voting stock that is (x) listed on a national securities exchange or (y) held of record by more than 2,000 stockholders, and the Company has not elected by provision of its certificate of incorporation to be governed by Section 203 of the DGCL. No other Takeover Statute applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.5 Capitalization.

(a) The authorized Company Common Stock as of the date of this Agreement consists of 12,000,000 shares of Company Common Stock, $0.00001 par value per share, of which 10,000,000 shares have been issued and are outstanding as of the date of this Agreement (5,000,000 shares held by Tao and 5,000,000 shares held by James). The Company has no authorized or outstanding shares of any other class or series of capital stock. The Company does not hold any shares of its capital stock in its treasury. Section 2.5(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding shares of Company Common Stock and the number and type of shares of Company Common Stock held by such holder, including the number of vested and unvested shares held by each such holder as of the date of this Agreement pursuant to the Common Stock Purchase Agreements.

(b) All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid, and nonassessable. Except as set forth in the Common Stock Purchase Agreements, none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except for this Agreement, the Common Stock Purchase Agreements, the Option Agreements, and the SAFE Agreements there is (x) no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock and (y) no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of capital stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except pursuant to (i) the repurchase options set forth in the Common Stock Purchase Agreements or (ii) the payment obligations arising upon a Liquidity Event or Dissolution Event (each as defined in the SAFE Agreements) pursuant to the SAFE Agreements. Section 2.5(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the Common Stock Purchase Agreements and shares issued pursuant to the exercise of stock options), specifies which of those repurchase rights are currently exercisable, sets forth the number of vested and unvested shares subject to each such repurchase right as of the date of this Agreement, and specifies whether the holder of such shares of Company Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares. Each holder of shares subject to a repurchase option under the Common Stock Purchase Agreements has been subject to a market standoff covenant pursuant to Section 8 of the applicable Common Stock Purchase Agreement, and the Company has not waived or modified any such covenant.

(c) Except for the Company Options, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved an aggregate of 595,000 shares of Company Common Stock for issuance pursuant to options granted to the Option Holders pursuant to the Option Agreements. Section 2.5(c) of the Company Disclosure Schedule sets forth the following information, as applicable, with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the award recipient; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent accurate and complete copies of each of the Option Agreements (including all amendments thereto). Each Company Option has been granted with an exercise price equal to or greater than fair market value of the underlying share of Company Common Stock as of the date of grant.

(d) Except for Company Options set forth in Section 2.5(c) of the Company Disclosure Schedule and the SAFE Agreements, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Common Stock, Company Options and other securities of the Company have been issued and granted in (i) compliance with the DGCL and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Law, and (iii) material compliance with all requirements set forth in applicable Contracts. Each Company Option (i) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (ii) has a grant date that is not prior to the date on which the Company Board or a duly authorized committee thereof granted or awarded such Company Option and (iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financials, respectively.

(f) All distributions, dividends, repurchases and redemptions of the Company Common Stock or other equity interests of the Company were undertaken in (i) compliance with the DGCL, Delaware common law and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Laws, and (iii) material compliance with all requirements set forth in applicable Contract.

2.6 Financial Statements.

(a) The Company has provided to Parent true and complete copies of (i) the unaudited balance sheet of the Company and the unaudited statements of operations and cash flows of the Company as of and for the fiscal year ended December 31, 2025 and (ii) the unaudited balance sheet of the Company as of the six (6) months ending June 30, 2026 (the “Company Unaudited Interim Balance Sheet”), together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet ((i) and (ii) collectively, the “Company Financials”). Except as set forth in Section 2.6(a) of the Company Disclosure Schedule, the Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) Since the Company’s inception, there have been no internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.7 Absence of Changes. Except as set forth in Section 2.7 of the Company Disclosure Schedule, since the date of the Company Unaudited Interim Balance Sheet (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):

(a) the Company has conducted its business only in the Ordinary Course of Business in all material respects;

(b) there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have a Company Material Adverse Effect; and

(c) there has been no action, event or occurrence that would have required the consent of Parent pursuant to Section 5.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.8 Absence of Undisclosed Liabilities. As of the date hereof, the Company has no material liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities incurred in connection with the Contemplated Transactions; (d) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (e) Liabilities described in Section 2.8 of the Company Disclosure Schedule.

2.9 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances. The Company does not own any computing infrastructure that is material to the operation of its business; the Company’s access to such infrastructure is dependent on third-party leasing arrangements that may be subject to termination.

2.10 Real Property; Leasehold. The Company does not own and has never owned any real property. Section 2.10 of the Company Disclosure Schedule sets forth (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is valid and in full force and effect, with no existing material default thereunder. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.

2.11 Intellectual Property.

(a) Section 2.11(a) of the Company Disclosure Schedule identifies each item of Registered IP owned in whole or in part by the Company, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. The Company does not own any patents. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company and the Sellers, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company and the Sellers, each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting.

(b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) the Company exclusively owns, is the sole assignee of, or has licensed all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) the Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted; (iii) each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company; and (iv) each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.

(d) Section 2.11(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of the Company and the Sellers, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company and the Sellers, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.

(e) To the Knowledge of the Company and the Sellers: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. No Legal Proceeding is pending (or, to the Knowledge of the Company and the Sellers, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since the Company’s inception, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Company IP or, to the Knowledge of the Company and the Sellers, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.

(g) The Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information or sensitive business information (collectively, “Sensitive Data”), except as set forth in Section 2.11(g) of the Company Disclosure Schedule. To the Knowledge of the Company and the Sellers, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data used in the business of the Company, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of the Company. The Company has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted from unauthorized use or access, except as set forth in Section 2.11(g) of the Company Disclosure Schedule. To the Knowledge of the Company and the Sellers, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s business as currently conducted.

2.12 Agreements, Contracts and Commitments.

(a) Section 2.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;

(iii) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(iv) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(v) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;

(vi) each Company Real Estate Lease;

(vii) each Company Contract with any Governmental Body;

(viii) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;

(ix) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(x) each Company Contract, offer letter, or employment agreement, or independent contractor agreement with any employee or service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable by the Company without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xi) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xii) each Company Contract entered into in settlement of any Legal Proceeding or other dispute with respect to which the Company has any outstanding monetary obligations as of the Closing Date; and

(xiii) any other Company Contract, excluding Company Contracts relating to Company employees or independent contractors, that is not terminable at will (regardless of whether notice is required to exercise such termination right and with no penalty or payment or requirement for prior notice) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, there are no Company Material Contracts. Neither the Company nor, to the Knowledge of the Company and the Sellers, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business, except as set forth in Section 2.12(b) of the Company Disclosure Schedule. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except as set forth in Section 2.12(b) of the Company Disclosure Schedule. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract, except as set forth in Section 2.12(b) of the Company Disclosure Schedule.

2.13 Compliance; Permits; Restrictions.

(a) The Company is, and at all times since the Company’s inception has been, in compliance in all material respects with all applicable Laws, except as set forth in Section 2.13(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all applicable export control Laws (including the Export Administration Regulations and the regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce) and economic sanctions Laws (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), except as set forth in Section 2.13(a) of the Company Disclosure Schedule. No Legal Proceeding is pending or, to the Knowledge of the Company and the Sellers, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. The Company has not received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be material to the Company.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.13(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company and the Sellers, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

2.14 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company and the Sellers, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

2.15 Tax Matters.

(a) Except as set forth on Section 2.15(a) of the Company Disclosure Schedule, the Company has timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is required to file a Tax Return or pay a Tax in that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing, except as set forth in Section 2.15(e) of the Company Disclosure Schedule. There are no pending or ongoing and, to the Knowledge of the Company and the Sellers, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company, except as set forth in Section 2.15(e) of the Company Disclosure Schedule. Neither the Company nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) The Company will not be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or non-U.S. Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law). The Company has no unpaid deferred employment Taxes under the CARES Act, has not claimed, or applied for an employee retention tax credit, and has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the SBA Paycheck Protection Program or the Economic Injury Disaster Loan Program. The Company has not made any election under Section 965(h) of the Code.

(i) The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.

(j) The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

(k) The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) To the Knowledge of the Company and the Sellers, the Company has not taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m) The Company is currently and has at all times since its formation been classified as a “C corporation” pursuant to Section 1361(a)(2) of the Code for U.S. federal and applicable state and local income Tax purposes.

For purposes of this Section 2.15, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company. With the exception of the first sentence of Section 2.15(h), (1) the representations and warranties set forth in this Section 2.15 are made solely with respect to facts, events and circumstances existing on or prior to the Closing Date, and (2) no representation or warranty is made with respect to: (i) any Tax liability, Tax position, or Tax consequence arising from or attributable to any action taken or omitted to be taken by Parent, the Surviving Corporation, or any of their respective Affiliates after the Closing Date; or (ii) the availability, amount or utilization of any Tax attribute of the Surviving Corporation after the Closing Date to the extent resulting from (x) any action taken or omitted to be taken by Parent, the Surviving Corporation, or any of their respective Affiliates after the Closing Date, (y) any change in applicable Law after the Closing Date, or (z) any other matter arising solely after the Closing Date.

2.16 Employee and Labor Matters; Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans (except for employment agreements and offer letters with annual base compensation in excess of $150,000 that (i) are not terminable on less than thirty (30) days’ advance notice by the Company, or (ii) provide for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that will become due as a result of the Merger, other than through a plan, program, policy, arrangement or agreement listed on Section 2.16(a) of the Company Disclosure Schedule). “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan or program, in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability.

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, (ii) all current trust documents, custodial agreements, and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code within the prior three (3) years.

(c) Each material Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or are entitled to rely on determination or opinion letters from the IRS to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of the Company and the Sellers, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in, contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company and the Sellers, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company and the Sellers, any fiduciary thereof, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan.

(g) Neither the Company nor, to the Knowledge of the Company and the Sellers, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law or coverage that is provided through the end of the month following termination of employment.

(i) Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, pursuant to any Company Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or otherwise.

(j) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) Section 2.16(l) of the Company Disclosure Schedule provides a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) their annual dollar amount of base salary or other base wages, and to the extent calculable, commissions; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services, if available; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state or federal law and (B) whether such an employee is on leave and, if so, the nature of such leave and expected return date, if known.

(m) The Company is not and has never been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company and the Sellers, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been since the Company’s inception, nor is there or has there been since the Company’s inception any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or, to the Knowledge of the Company and the Sellers, any union organizing activity, against the Company.

(n) The Company is, and since the Company’s inception has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, immigration, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company and the Sellers, threatened in writing against the Company relating to any employee, applicant for employment, or consultant.

(o) Since the Company’s inception, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the date of this Agreement.

(p) To the Knowledge of the Company and the Sellers, no current or former employee or independent contractor of Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Company.

2.17 Environmental Matters. The Company is, and since the Company’s inception has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since the Company’s inception, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company and the Sellers, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business.

2.18 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.19 No Financial Advisors. Except as set forth in Section 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.20 Transactions with Affiliates.

(a) Section 2.20(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any (i) officer or director of the Company or any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Common Stock or (iii) any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.20(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.21 Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Knowledge of the Company and the Sellers, agents or any other Person acting on their behalf (in each case in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has not been the subject of any allegation, voluntary disclosure, investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.22 DPA Representation. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.23 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Section 4 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, none of the Company or any of its Representatives is relying on any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 4 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the transactions contemplated by this Agreement, and any claim with respect to any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 4 or such certificate are expressly disclaimed by the Company.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally as to himself only and not jointly, represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Ownership of Shares. Such Seller is the sole record and beneficial owner of, and has good and marketable title to, the shares of Company Common Stock corresponding to such Seller as set forth in Section 2.5, free and clear of any and all Encumbrances (other than as may be provided in the Company’s bylaws or the relevant Common Stock Purchase Agreement).

3.2 Capacity and Authority. Such Seller has full legal capacity and all necessary power and authority to enter into and to perform its obligations under this Agreement and all other Transaction Agreements to which it is or is to be a party, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is or is to be a party and the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Agreements to which such Seller is a party have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Company, Parent and Merger Sub and any other counterparty thereto, constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except the Enforceability Exceptions.

3.3 No Conflict. None of the execution, delivery or performance by such Seller of this Agreement or any other Transaction Agreements to which it is or is to be a party, the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is or is to be a party, or the compliance by such Seller with any of the provisions hereof or thereof: (i) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any contract to which such Seller is a party or by which such Seller or any of its properties or assets may be bound; (ii) violate or conflict with any applicable Law or decree applicable to such Seller or by which its properties or assets are bound; or (iii) result in the creation of any Encumbrance upon any of the properties or assets of such Seller. Such Seller is not a “foreign person” as that term is defined in the DPA.

3.4 Accredited Investor Status; Investment Sophistication. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares to be issued to such Seller in accordance with this Agreement, and has had the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the issuance of the Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares to such Seller in accordance with this Agreement and the business, properties, prospects and financial condition of Parent. Such Seller acknowledges that it has received and reviewed all information that it considers necessary or appropriate for deciding whether to acquire Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares pursuant to this Agreement.

3.5 Investment Intent; No Distribution. Such Seller is acquiring Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares pursuant to this Agreement solely for such Seller’s own account, for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act or any applicable state securities Laws, in violation of the Securities Act or any applicable state securities Laws. Such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party with respect to any of the Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares to be issued to such Seller pursuant to this Agreement.

3.6 Restricted Securities. Such Seller understands that the Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares to be issued to such Seller pursuant to this Agreement have not been, and, except as contemplated by Section 6.15, will not be, registered under the Securities Act or any applicable state securities Laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder, and that such Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities Laws or is exempt from such registration. Such Seller understands that the exemption from registration afforded by Rule 144 under the Securities Act depends upon the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts and in accordance with the terms and conditions of that rule.

3.7 No General Solicitation. Such Seller is not acquiring the Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares to be issued to such Seller pursuant to this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.8 No Disqualifying Events. Such Seller is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i) through (viii) of the Securities Act (each, a “Disqualifying Event”), except for a Disqualifying Event as to which Rule 506(d)(2)(ii) through (iv) or (d)(3) of the Securities Act is applicable.

3.9 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller.

3.10 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in Section 2 and this Section 3 or in any certificate delivered by such Seller to Parent and/or Merger Sub pursuant to this Agreement, such Seller makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each Seller acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Section 4 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, neither such Seller nor any of its Representatives is relying on any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 4 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the transactions contemplated by this Agreement, and any claim with respect to any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 4 or such certificate are expressly disclaimed by such Seller.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 12.11(h), except as set forth (i) in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) or (ii) in the Parent SEC Documents (excluding in each case any disclosure set forth in the “Risk Factors” or “Forward-Looking Statements” sections of the Parent SEC Documents, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Parent and the Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is duly organized, incorporated, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Except for the Entities identified in Section 4.1(c) of the Parent Disclosure Schedule, Parent has no other Subsidiaries; and neither Parent nor any of the Entities identified in Section 4.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 4.1(c) of the Parent Disclosure Schedule. Section 4.1(c) of the Parent Disclosure Schedule sets forth, with respect to each such Subsidiary, (i) its jurisdiction of organization or incorporation and (ii) each jurisdiction in which it is licensed or qualified to do business or in which it otherwise carries on business operations. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used. Each Subsidiary of Parent is, directly or indirectly, wholly owned by Parent, free and clear of any Encumbrances. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer, sell or otherwise dispose of any equity interest in, or any securities convertible into or exchangeable for any equity interest in, any Subsidiary of Parent, and no Person has any right to acquire any equity interest in any Subsidiary of Parent.

4.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent (including the Existing Parent MAA) and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of any of its Organizational Documents.

4.3 Authority; Binding Nature of Agreement. Subject, with respect to Parent, to receipt of the Required Parent Shareholder Approvals and the Required Parent Class B Consent, Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform their respective obligations under this Agreement and all other Transaction Agreements to which it is or is to be a party, to consummate the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is or is to be a party and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of the Parent and Merger Sub. This Agreement and the other Transaction Agreements to which Parent and Merger Sub are a party have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Sellers, the Company and any other counterparty thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. The Merger Sub Board Approval and the Merger Sub Stockholder Consent have been obtained. The delivery of the executed Merger Sub Stockholder Consent is the only vote (or consent in lieu of a meeting) of the holders of any class or series of capital stock of Merger Sub necessary to adopt and approve this Agreement and approve the transactions contemplated by this Agreement and all other Transaction Agreements to which the Merger Sub is or is to be a party. The Parent Board (at a meeting duly called, noticed and held by the requisite quorum and vote or by unanimous written resolutions) has adopted resolutions providing for the Parent Board Approval. Each of the following approvals of the shareholders of Parent is required to be obtained at or prior to the Parent Shareholders’ Meeting in accordance with the Existing Parent MAA and applicable Cayman Islands Law (the “Parent Shareholder Matters”): (i) in respect of the alteration of share capital contemplated in connection with the adoption of the A&R Parent MAA, an ordinary resolution passed by a simple majority of the votes cast by the shareholders of Parent as, being entitled to do so, vote in person or by proxy at the Parent Shareholders’ Meeting; (ii) in respect of the change of the name of the Parent from “SAIHEAT Limited” to “Canopy Wave Holdings Inc.”, conditional upon and effective at the Effective Time, a special resolution passed by a majority of at least two-thirds of the votes cast by the shareholders of Parent as, being entitled to do so, vote in person or by proxy at the Parent Shareholders’ Meeting; (iii) in respect of the adoption of the A&R Parent MAA in-place substitution for, and full replacement of, the Existing Parent MAA, conditional upon and effective at the Effective Time, a special resolution passed by a majority of at least two-thirds of the votes cast by the shareholders of Parent as, being entitled to do so, vote in person or by proxy at the Parent Shareholders’ Meeting; (iv) in respect of fixing the number of directors constituting the Parent Board at five (5) immediately following the Effective Time (as determined by Parent and the Company prior to distribution of the proxy statement and notice of meeting for the Parent Shareholders’ Meeting), an ordinary resolution passed by a simple majority of the votes cast by the shareholders of Parent as, being entitled to do so, vote in person or by proxy at the Parent Shareholders’ Meeting; ((i), (ii), (iii) and (iv) together, the “Required Parent Shareholder Approvals”) and (v) the consent in writing of the holders of not less than two-thirds of the voting power of the Parent Class B Ordinary Shares, in accordance with Articles 10.1 and 17.3 of the Existing Parent MAA (the “Required Parent Class B Consent”). Except for the Required Parent Shareholder Approvals and the Required Parent Class B Consent, no other vote, approval or consent of any holders of share capital of, or other equity or voting interest in, Parent is necessary to approve or authorize this Agreement or the Contemplated Transactions. No approval of Parent’s shareholders is required under Nasdaq Listing Rule 5635 with respect to the Contemplated Transactions by virtue of Parent’s election of home country practice pursuant to Nasdaq Listing Rule 5615(a)(3), which election remains in full force and effect.

4.5 Non-Contravention; ConsentsSubject to obtaining the Required Parent Shareholder Approvals, the Required Parent Class B Consent, and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance by Parent or Merger Sub of this Agreement or any other Transaction Agreement to which it is a party, nor (y) the consummation of the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(d) except as set forth in Section 4.5(d) of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) receive any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except as would not reasonably be expected to have a Parent Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances), except as would not reasonably be expected to have a Parent Material Adverse Effect.

Except for (i) any Consent set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) the Required Parent Shareholder Approvals and the Required Parent Class B Consent, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the submission of the LAS Notice to Nasdaq at least fifteen (15) days prior to the Closing Date as contemplated by Section 6.4, (v) the submission of an initial listing application to Nasdaq and the approval thereof by Nasdaq as required under Nasdaq Rule 5110 and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq listing rules, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the transactions contemplated by this Agreement and all other Transaction Agreements to which it is or is to be a party. No Takeover Statute applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized share capital of Parent as of the Reference Date, including the number of authorized, issued and outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares and Parent Preferred Shares, the number of Parent Class A Ordinary Shares issued and outstanding pursuant to the Parent Stock Plan, and the number of Parent Class A Ordinary Shares reserved for future issuance under the Parent Stock Plan and outstanding warrants, is as set forth in Section 4.6(a) of the Parent Disclosure Schedule, which sets forth a true and complete capitalization table of Parent as of the close of business on the Reference Date . No Parent Preferred Shares are issued and outstanding as of the close of business on the Reference Date. Parent does not hold any shares of its share capital in treasury.

(b) All of the outstanding Parent Class A Ordinary Shares and Parent Class B Ordinary Shares have been duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.6(b) of the Parent Disclosure Schedule, none of the outstanding Parent Class A Ordinary Shares or Parent Class B Ordinary Shares are entitled or subject to any pre-emptive right, right of participation, right of maintenance or any similar right and none of the outstanding Parent Class A Ordinary Shares or Parent Class B Ordinary Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth on Section 4.6(b) of the Parent Disclosure Schedule, there is (x) no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Class A Ordinary Shares or Parent Class B Ordinary Shares and (y) no contracts with one or more current or prospective shareholders of Parent (or one or more beneficial owners of the share capital of Parent) in its or their capacity as such, that have not been disclosed. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares or other securities. Section 4.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to Parent Class A Ordinary Shares or Parent Class B Ordinary Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such Parent Class A Ordinary Shares or Parent Class B Ordinary Shares timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Parent Stock Plan, and except as set forth in Section 4.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.6(c) of the Parent Disclosure Schedule sets forth, as of the close of business on the Reference Date, the number of Parent Class A Ordinary Shares reserved for issuance upon exercise of outstanding Parent Options granted under the Parent Stock Plan, the number of Parent Class A Ordinary Shares reserved for issuance upon settlement of outstanding Parent RSUs granted under the Parent Stock Plan, and the number of Parent Class A Ordinary Shares remaining available for future issuance pursuant to the Parent Stock Plan. Section 4.6(c) of the Parent Disclosure Schedule also sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the Reference Date: (i) the number of Parent Class A Ordinary Shares subject to such Parent Option or Parent RSU, as applicable, at the time of grant; (ii) the number of Parent Class A Ordinary Shares subject to such Parent Option or Parent RSU, as applicable, as of the Reference Date; (iii) the exercise price of such Parent Option; (iv) the date on which such Parent Option or Parent RSU, as applicable, was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares as of the Reference Date and any acceleration provisions; and (vi) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company an accurate and complete copy of the Parent Stock Plan and a form of stock option agreement and form of restricted stock unit agreement that is consistent in all material respects with the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder.

(d) Except for the Parent Options and Parent RSUs, and as otherwise set forth in Section 4.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the share capital or other securities of Parent or any of its Subsidiaries (it being understood that Parent intends to issue prior to (but contingent upon) the Closing restricted stock units to certain employees of the Company identified in the Company Disclosure Schedule). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no shareholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.

(e) All outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Options, Parent RSUs, and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts, including the Parent Stock Plan. Except as set forth on Section 4.6(e) of the Parent Disclosure Schedule, each Parent Option (i) has an exercise price per Parent Class A Ordinary Share equal to or greater than the fair market value of a Parent Class A Ordinary Share on the date of such grant, (ii) has a grant date that is not prior to the date on which the Parent Board or a duly authorized committee thereof actually awarded such Parent Option and (iii) qualifies for the Tax and accounting treatment afforded to such Parent Option in Parent’s Tax Returns and financial statements of Parent, respectively.

(f) All distributions, dividends, repurchases and redemptions of Parent Ordinary Shares or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

4.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since May 1, 2022 (the “Parent SEC Documents”) on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since May 1, 2022, including all SEC comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC with respect to any Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 4.7, the term “file” and its variations shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 6-K or any successor form under the Exchange Act) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Section 4.7(d) of the Parent Disclosure Schedule, since May 1, 2022, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Ordinary Shares on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since May 1, 2022 (except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR), and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement and prior to the Closing.

(e) Since May 1, 2022, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent, and (iii) there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) As of the date of this Agreement, Parent has not received any deficiency notice from Nasdaq with respect to any applicable listing or governance rules and regulations of Nasdaq.

(g) Except as set forth in Section 4.7(g) of the Parent Disclosure Schedule, Parent maintains and at all times since May 1, 2022, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2025, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 20-F (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 4.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. For the avoidance of doubt, as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, and a “non-accelerated filer” within the meaning of the Exchange Act, Parent is not subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and no representation is made herein with respect to any such attestation. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, conducted in accordance with the requirements applicable to Parent as an “emerging growth company” and “non-accelerated filer,” any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Section 4.7(i) to the Parent Disclosure Schedule sets forth (x) the Parent Interim Financial Statements and (y) an accurate statement of Parent’s cash and cash equivalents as of the close of business on the Business Day preceding the date of this Agreement, and there has been no material change in the amount thereof from such statement through the date of this Agreement. The cash forecast set forth in Section 4.7(i) to the Parent Disclosure Schedule: (i) has been prepared by Parent in good faith, (ii) is based on assumptions that Parent considers to be reasonable, and (iii) fairly reflects Parent’s reasonably anticipated rate of cash usage for the periods covered therein.

(j) Parent is not currently, and has not been at any time during the twelve (12) months preceding the date of this Agreement, a “shell company” as defined under Section 12b-2 of the Exchange Act and has filed current Form 10 information with the SEC at least 12 months prior to the date of this Agreement reflecting its status as an entity that is not a shell company.

4.8 Absence of Changes. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, since the Parent Balance Sheet Date (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):

(a) Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business in all material respects;

(b) there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have a Parent Material Adverse Effect; and

(c) there has been no action, event or occurrence that would have required the consent of the Company pursuant to Section 5.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability (whether or not required to be reflected in the financial statements in accordance with GAAP), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Interim Financial Statements; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the Parent Balance Sheet Date in the Ordinary Course of Business; (c) Liabilities incurred in connection with the Contemplated Transactions; (d) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (e) Liabilities described in Section 4.9 of the Parent Disclosure Schedule.

4.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent and its Subsidiaries, taken as a whole, including: (a) all tangible assets reflected on the Parent Interim Financial Statements; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Lease”), each of which is valid and in full force and effect, with no existing material default thereunder. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Parent Disclosure Schedule identifies each item of Registered IP owned in whole or in part by Parent or any of its Subsidiaries, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. To the Knowledge of Parent, each of the patents and patent applications included in Section 4.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and with respect to Parent’s Registered IP, subsisting.

(b) Except as set forth in Section 4.12(b) of the Parent Disclosure Schedule, (i) Parent or its Subsidiaries exclusively own and are the sole assignee of, or have licensed all material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) the Parent IP and the Intellectual Property Rights licensed to Parent or its Subsidiaries pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and its Subsidiaries’ business as currently conducted; (iii) each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries; and (iv) each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.

(d) Section 4.12(d) of Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent or its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent or its Subsidiaries, as applicable, and each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent or its Subsidiaries, as applicable, nor to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses.

(e) To the Knowledge of the Parent, (i) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. Except as set forth in Section 4.12(e) of Parent Disclosure Schedule, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.

(g) Parent and its Subsidiaries and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data. To the Knowledge of Parent, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent regarding any such Sensitive Data used in the business of Parent or its Subsidiaries, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of Parent or its Subsidiaries. Parent has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s and its Subsidiaries’ business as currently conducted from unauthorized use or access. To the Knowledge of Parent, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Parent’s or its Subsidiaries’ business as currently conducted.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement, other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;

(iv) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vi) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(vii) each Parent Real Estate Lease;

(viii) each Parent Contract with any Governmental Body;

(ix) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;

(x) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xi) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xii) any other Contract, excluding Parent Contracts relating to Parent employees or independent contractors, that is not terminable at will (with no penalty or payment or requirement for prior notice) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;

(xiii) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; or

(xiv) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute with respect to which the Parent has any outstanding monetary obligations as of the Closing Date.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business, except as set forth in Section 4.13(b) of the Parent Disclosure Schedule. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except as set forth in Section 4.13(b) of the Parent Disclosure Schedule. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract, except as set forth in Section 4.13(b) of the Parent Disclosure Schedule.

4.14 Compliance; Permits.

(a) Parent and its Subsidiaries are, and since the date that is three (3) years prior to the date of this Agreement have been, in compliance in all material respects with all applicable Laws, except as set forth in Section 4.14(a) of the Parent Disclosure Schedule. Without limiting the generality of the foregoing, Parent and its Subsidiaries are in compliance in all material respects with all applicable export control Laws (including the Export Administration Regulations and the regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce) and economic sanctions Laws (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), except as set forth in Section 4.14(a) of the Parent Disclosure Schedule.

(b) No Legal Proceeding is pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. Parent has not received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole.

(c) Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 4.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

4.15 Legal Proceedings; Orders.

(a) Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.15(a) of the Parent Disclosure Schedule, as of the date of this Agreement there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, or (C) any Parent Associate (in his or her capacity as such); or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 4.15(b) of the Parent Disclosure Schedule, since the date that is three (3) years prior to the date of this Agreement through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

4.16 Tax Matters.

(a) Parent and each of its Subsidiaries have timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is required to file a Tax Return or pay a Tax in that jurisdiction.

(b) All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Interim Financial Statements. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Parent or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its predecessors nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or non-U.S. Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law). Neither the Parent nor any of its Subsidiaries has any unpaid deferred employment Taxes under the CARES Act, has taken, claimed, or applied for an employee retention tax credit, or taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the SBA Paycheck Protection Program or the Economic Injury Disaster Loan Program. Neither Parent nor any of its Subsidiaries have made any election under Section 965(h) of the Code.

(i) Neither Parent nor any of its Subsidiaries have any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.

(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

(k) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m) No Subsidiary of Parent is a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Subsidiary of Parent that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code. As of the date of this Agreement, and without giving effect to the Merger or any of the other Contemplated Transactions, to the Knowledge of Parent, neither Parent nor any Subsidiary of Parent that was organized in a jurisdiction outside of the United States is, or has been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. For the avoidance of doubt, no representation or warranty is made under this Section 4.16 as to the U.S. federal income tax consequences of the Merger or the other Contemplated Transactions under Section 7874 of the Code, including whether Parent will be treated as a surrogate foreign corporation under Section 7874(a), or as a domestic corporation under Section 7874(b), of the Code as a result of the Contemplated Transactions.

(n) Parent and Merger Sub are currently and have at all times since their respective formations been classified as a “C corporation” pursuant to Section 1361(a)(2) of the Code for U.S. federal and applicable state and local income Tax purposes.

For purposes of this Section 4.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Section 4.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans (except for (A) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to the Company, and (B) employment agreements and offer letters establishing at-will employment without obligating Parent to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 4.17(a) of the Parent Disclosure Schedule). “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement, in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, (ii) all current trust documents, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code within the prior three (3) years.

(c) Each material Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or are entitled to rely on determination or opinion letters from the IRS to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has maintained, established, participated in, contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g) Neither Parent, any of its Subsidiaries or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law, and neither Parent nor any of its Subsidiaries or any Parent ERISA Affiliates has made a written representation promising the same.

(i) Except as set forth in Section 4.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan or otherwise, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan or otherwise.

(j) Except as set forth in Section 4.17(j) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.

(l) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) Each Parent Benefit Plan maintained outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body.

(n) To the extent required by applicable law, the assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(o) Set forth in Section 4.17(o) of the Parent Disclosure Schedule is a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of base salary or other base wages, and to the extent calculable, commissions; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services, if available; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or non-U.S. Law and (B) whether such an employee is on leave, and if so, the nature of such leave and expected return date.

(p) Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries.

(q) Parent and each of its Subsidiaries is, and since the date that is three (3) years prior to the date of this Agreement has been, other than as would not be expected to result in a Parent Material Adverse Effect, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, immigration, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since the date that is three (3) years prior to the date of this Agreement, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries relating to any employee, applicant for employment, or consultant.

(r) Within the preceding five years, Parent has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of the Company, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the date of this Agreement.

(s) To the Knowledge of Parent, no current or former employee or independent contractor of Parent or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to Parent or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Parent or its Subsidiaries.

4.18 Environmental Matters. Parent and each of its Subsidiaries are in compliance and since the date that is three (3) years prior to the date of this Agreement have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since the date that is three (3) years prior to the date of this Agreement (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business.

4.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 7.B. of Form 20-F. Section 4.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

4.20 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date that is three (3) years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.21 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.22 Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any allegation, voluntary disclosure, investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

4.23 Other Agreements. Section 4.23 of the Parent Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between Parent or any of its Subsidiaries and any holders of Parent Ordinary Shares or other equity interests of Parent or any of its Subsidiaries, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights, in each case to the extent not otherwise disclosed pursuant to Section 4.6(b) or Section 4.6(d) of the Parent Disclosure Schedule.

4.24 Valid IssuanceThe Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to be issued as Consideration Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and with no further sums payable thereon. As of the date of this Agreement, Parent has a sufficient number of authorized but unissued Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to permit the issuance of the Consideration Shares (or, if insufficient Parent Class B Ordinary Shares are currently authorized, Parent shall take all necessary action, including the adoption of the A&R Parent MAA, to authorize a sufficient number of Parent Class B Ordinary Shares prior to the Effective Time). All corporate action on the part of Parent and the Parent Board necessary to authorize the issuance of the Consideration Shares has been duly taken (or, with respect to any Parent Class B Ordinary Shares to be issued to the Sellers, will be duly taken upon adoption of the A&R Parent MAA). No Parent Class A Ordinary Shares or Parent Class B Ordinary Shares will be issued at a price per share that is less than the par value thereof. Upon issuance, the Consideration Shares (including the Escrow Shares deposited with the Escrow Agent on behalf of the Sellers) will be reflected as duly issued shares on the books and records of Parent’s transfer agent in accordance with applicable Law, the Escrow Agreement and the terms of this Agreement. The issuance of the Consideration Shares does not require any consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Body under the Laws of the Cayman Islands. To the Knowledge of Parent as of the date of this Agreement, no Disqualifying Event is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

4.25 Securities Law Compliance; Insider Trading; Rule 144.

(a) Parent and each of its Subsidiaries are, and since the date that is five (5) years prior to the date of this Agreement have been, in compliance in all material respects with all applicable federal and state securities Laws, including the Securities Act, the Exchange Act, and all rules and regulations promulgated thereunder, including all filing, reporting, disclosure, proxy solicitation, and insider reporting requirements.

(b) To the Knowledge of Parent, since April 30, 2022, the date Parent’s securities were first listed, no current director, officer, employee, or Affiliate of Parent or any of its Subsidiaries (nor any former director, officer, employee, or Affiliate who served as such during such period) has purchased, sold, or otherwise transferred any securities of Parent in violation of Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder, Section 14(e) of the Exchange Act, Section 16 of the Exchange Act, or any other applicable federal or state securities Law, including any applicable insider trading or market manipulation Laws. Parent has adopted and maintains insider trading policies and procedures that are reasonably designed to ensure compliance with applicable securities Laws, and, to the Knowledge of Parent, no Person subject to such policies has violated the same in any material respect.

(c) Parent has not taken any action and, to the Knowledge of Parent, no fact or circumstance exists, that would reasonably be expected to prevent, impair, or delay the availability of an exemption under Rule 144 under the Securities Act for the resale of the Consideration Shares by the holders thereof, assuming such holders satisfy the applicable holding period and all other conditions set forth in Rule 144. Without limiting the foregoing, Parent is not currently an issuer identified in Rule 144(i)(1)(i) under the Securities Act and has filed current “Form 10 information” (defined in Rule 144(i)(3) under the Securities Act) at least 12 months prior to the date of this Agreement reflecting its status as an entity that is no longer an issuer identified in Rule 144(i)(1)(i) under the Securities Act. The Parent Class A Ordinary Shares are registered under Section 12(b) of the Exchange Act and are listed and posted for trading on Nasdaq.

(d) No stop order or suspension of trading in the Parent Class A Ordinary Shares has been imposed by the SEC, Nasdaq, or any other Governmental Body and remains in effect as of the date of this Agreement, and, to the Knowledge of Parent, no investigation or proceeding for such purpose is pending or threatened. Parent has not received any notification from the SEC or Nasdaq that the SEC or Nasdaq is contemplating suspending or terminating such registration or listing.

4.26 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 4 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company and the Sellers expressly set forth in Section 2 and the representations and warranties of the Sellers expressly set forth in Section 3 or representations and warranties in any certificate delivered by the Company or the Sellers to Parent and/or Merger Sub pursuant to this Agreement, none of the Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company, the Sellers or any other Person made outside of Section 2, Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the transactions contemplated by this Agreement, and any claim with respect to any other representation or warranty of the Company, the Sellers or any other Person made outside of Section 2, Section 3 or such certificate are expressly disclaimed by Parent and Merger Sub.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1 Operation of Parent’s Business.

(a) Except (i) as set forth in Schedule 5.1(a), (ii) as expressly permitted by this Agreement or any other Transaction Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 11 and the Effective Time (the “Pre-Closing Period”), Parent shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly permitted by this Agreement or any other Transaction Agreement, (ii) as set forth in Schedule 5.1(b), (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares or other securities of Parent (except for Parent Class A Ordinary Shares issued upon the valid exercise of outstanding Parent Options and the vesting of outstanding Parent RSUs) and (B) any option, warrant or right to acquire any shares or any other security or any instrument convertible into or exchangeable for any shares or other securities of Parent, other than option grants to employees and directors in the Ordinary Course of Business;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person (except for (x) the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business or (y) to a Subsidiary of Parent), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or distribute any profit-sharing account balances or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than in the Ordinary Course of Business; (D) grant or increase any severance, change-of-control, transaction or retention bonus, deferred compensation or similar payments or benefits with respect to any current, former or new employees, directors or consultants; or (E) hire, terminate or give notice of termination (other than for cause) to any (x) officer or (y) employee or other service provider whose annual compensation is or is expected to be more than $150,000 per year, provided that any hiring, termination or giving of notice shall be in the Ordinary Course of Business;

(vii) (A) negotiate, modify, extend, terminate, or enter into any collective bargaining agreement or other Contract or arrangement with any labor union, works council, employee representative or other labor organization (each, a “CBA”) or (B) recognize or certify any labor union, works council, group of employees or other labor organization for purposes of collective bargaining or as the representative for any employees;

(viii) announce or implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reduction, work schedule changes or other actions that could require notice under the WARN Act, or any other reduction in force, early retirement program, or other voluntary or involuntary employment termination program;

(ix) except as required by applicable Law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, independent contractor or business relation;

(x) commence or settle any Legal Proceeding (A) requiring, or reasonably expected to require, a cash payment in excess of $50,000, (B) with any Governmental Body or (C) that results in, or could reasonably be expected to result in, the imposition of any material restrictions upon its business;

(xi) enter into any material transaction other than (A) in the Ordinary Course of Business, or (B) in connection with the Contemplated Transactions;

(xii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiv) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax became due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrender any right to claim a material Tax refund, or adopt or change any material accounting method in respect of Taxes;

(xv) make any expenditures, incur any Liabilities (other than in the Ordinary Course of Business), in each case, in amounts that exceed $250,000 individually, or $500,000 in the aggregate, except as reflected in the Parent Interim Financial Statements;

(xvi) other than as required by Law or GAAP, take any action to change its accounting policies or procedures;

(xvii) permit, facilitate, approve, or consent to (A) the issuance of any new Parent Ordinary Shares, options, warrants, convertible securities, or other rights to acquire equity securities of Parent, other than as expressly permitted pursuant to Section 5.1(b)(ii), or (B) any other action, transaction, or arrangement that would alter the capitalization table of Parent as set forth in Section 4.6(a) of the Parent Disclosure Schedule, including any reclassification, recapitalization, or exchange of shares; or

(xviii) agree, resolve or commit to do any of the foregoing.

5.2 Operation of the Company’s Business.

(a) Except (i) as set forth in Schedule 5.2(a), (ii) as expressly permitted by this Agreement or any other Transaction Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall conduct, and the Sellers shall cause the Company to conduct, its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly permitted by this Agreement or any other Transaction Agreement, (ii) as set forth in Schedule 5.2(b), (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, and the Sellers shall cause the Company not to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for repurchase of shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Options);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares or other securities of Company; and (B) any option, warrant or right to acquire any shares or any other security or any instrument convertible into or exchangeable for any shares or other securities of Company, other than option grants to employees and directors in the Ordinary Course of Business;

(iii) amend any of the SAFE Agreements;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi) (A) lend money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vii) other than as required by applicable Law: (A) adopt, terminate, establish or enter into any benefit plan of Company; (B) pay any bonus or distribute any profit-sharing account balances or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than in the Ordinary Course of Business; (C) grant or increase any severance, change-of-control, transaction or retention bonus, deferred compensation or similar payments or benefits with respect to any current, former or new employees, directors or consultants; or (D) hire, terminate or give notice of termination (other than for cause) to any (x) officer or (y) employee or other service provider whose annual compensation is or is expected to be more than $150,000 per year, provided that any hiring, termination or giving of notice shall be in the Ordinary Course of Business;

(viii) (A) negotiate, modify, extend, terminate, or enter into any CBA or (B) recognize or certify any labor union, works council, group of employees or other labor organization for purposes of collective bargaining or as the representative for any employees;

(ix) announce or implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reduction, work schedule changes or other actions that could require notice under the WARN Act, or any other reduction in force, early retirement program, or other voluntary or involuntary employment termination program;

(x) except as required by applicable Law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, independent contractor or business relation;

(xi) commence or settle any Legal Proceeding (A) requiring, or reasonably expected to require, a cash payment in excess of $50,000, (B) with any Governmental Body or (C) that results in, or could reasonably be expected to result in, the imposition of any material restrictions upon its business;

(xii) enter into any material transaction other than (A) in the Ordinary Course of Business, or (B) in connection with the Contemplated Transactions;

(xiii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xiv) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xv) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax became due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrender any right to claim a material Tax refund, or adopt or change any material accounting method in respect of Taxes;

(xvi) make any expenditures, incur any Liabilities (other than in the Ordinary Course of Business), in each case, in amounts that exceed $250,000 individually, or $500,000 in the aggregate;

(xvii) other than as required by Law or GAAP, take any action to change its accounting policies or procedures; or

(xviii) agree, resolve or commit to do any of the foregoing.

5.3 Access and Information. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Each of the Company and Parent shall provide the other Party with unaudited cash balances and a statement of accounts payable of such Party (on a consolidated basis) as of the end of each calendar month, or such longer period as each of the providing Party and receiving Party may agree to in writing. Notwithstanding the foregoing, no Party shall be required to provide access, copies, or make available any personnel, officers, employees, property, assets, books, records, Tax Returns, work papers, product data, documents or information (x) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access or (y) if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection.

5.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company and the Sellers shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any written notice or other written communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company and the Sellers, threatened in writing against the Company or, to the Knowledge of the Company and the Sellers, any director or officer of the Company in such individual’s capacity as such; (iii) the Company or the Sellers become aware of any inaccuracy in any representation or warranty made by the Company or the Sellers in this Agreement; or (iv) the failure of the Company or the Sellers to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8 and Section 9, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Sellers contained in this Agreement or the Company Disclosure Schedule for purposes of Section 8 and Section 9, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any written notice or other written communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to the Knowledge of Parent, threatened in writing against Parent or its Subsidiaries or, to the Knowledge of Parent, any director or officer of Parent or its Subsidiaries in such individual’s capacity as such; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it or Merger Sub in this Agreement; or (iv) the failure of Parent or Merger Sub to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8 and Section 10, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 8 and Section 10, as applicable.

(c) During the Pre-Closing Period, Parent shall promptly (and in any event within five (5) Business Days) notify the Company in writing of (i) all indebtedness for borrowed money of Parent or any of its Subsidiaries outstanding as of the date of this Agreement, to the extent not previously disclosed in the Parent Disclosure Schedule or the Parent SEC Documents, and (ii) any indebtedness for borrowed money incurred or guaranteed by Parent or any of its Subsidiaries after the date of this Agreement, including any loans, notes, credit facilities, guarantees, or other obligations in the nature of indebtedness, together with, in each case, a reasonably detailed description of the principal amount, interest rate, maturity date, counterparty, and any security or collateral granted in connection therewith. For the avoidance of doubt, the foregoing disclosure obligation shall apply regardless of whether such indebtedness was incurred in the Ordinary Course of Business or is otherwise permitted under Section 5.1(b)(v).

5.5 Financial Information.

(a) The Company shall deliver to Parent, by no later than September 30, 2026, audited consolidated financial statements of the Company and its consolidated Subsidiaries as of and for the fiscal years ended December 31, 2024 and December 31, 2025, consisting of (i) audited consolidated balance sheets as of such dates, (ii) audited consolidated statements of operations for the twelve (12)-month periods ended on such dates, and (iii) audited consolidated statements of cash flows for the twelve (12)-month periods ended on such dates (collectively, the “Audited Financials”). The Audited Financials shall (i) be prepared from the books and records of the Company; (ii) be prepared on an accrual basis in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be disclosed therein or in the notes thereto; and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows of the Company for the periods reflected therein, and shall be audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent registered public accounting firm within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. The Audited Financials shall be prepared in compliance with the financial statement requirements applicable to domestic issuers under Regulation S-X and shall be suitable for inclusion in any registration statement under the Securities Act required pursuant to Section 6.15 or the PIPE Registration Rights Agreement and the Nasdaq Listing Application. In addition, the Company shall provide to Parent, at Parent’s sole cost and expense, any necessary updates, amendments, restatements or revisions to the Audited Financials such that they remain compliant with Section 3-05 of Regulation S-X promulgated under the Securities Act as required in order to consummate the Contemplated Transactions.

5.6 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action relating to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement that is no less favorable to Parent than the Confidentiality Agreement, except for such changes specifically necessary in order for Parent and Merger Sub to be able to comply with their obligations hereunder); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 5.6, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.6 by Parent for purposes of this Agreement.

(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than two (2) Business Days after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Upon the date of this Agreement, Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and request the destruction or return of any nonpublic information of Parent or any of its Subsidiaries provided to such Person.

5.7 Company Non-Solicitation.

(a) Each of the Company and the Sellers agrees that, during the Pre-Closing Period, none of the Company and the Sellers shall, nor shall they authorize any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action relating to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement, except for such changes specifically necessary in order for the Company to be able to comply with its obligations hereunder); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, each of the Company and the Sellers acknowledges and agrees that, in the event any Representative of the Company or the Sellers (whether or not such Representative is purporting to act on behalf of the Company or the Sellers) takes any action that, if taken by the Company or the Sellers, would constitute a breach of this Section 5.7, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.7 by the Company or the Sellers for purposes of this Agreement.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than two (2) Business Days after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Upon the date of this Agreement, the Company and the Sellers shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.

5.8 Repayment of SAFE. Prior to the Closing, the Company shall satisfy in full all obligations under the SAFE Agreements through a cash payment of all outstanding amounts invested thereunder (the “SAFE Satisfaction”), pursuant to applicable Surrender and Termination of SAFE Agreement entered into by and between the Company and each SAFE Investor, each of which has been executed and delivered in substantially the form attached hereto as Exhibit J (each, a “Surrender and Termination of SAFE Agreement”).

Section 6. ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Parent Shareholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, and prior to Closing, Parent shall take all action necessary under applicable Law to call, give notice of and hold a general meeting of shareholders of Parent (the “Parent Shareholders’ Meeting”) for the purpose of obtaining the Required Parent Shareholder Approvals. Unless this Agreement is terminated in accordance with Section 11.1 prior to the Parent Shareholders’ Meeting, Parent shall use commercially reasonable efforts to solicit (or cause to be solicited) proxies in furtherance of obtaining the Required Parent Shareholder Approvals at the Parent Shareholders’ Meeting or any adjournment, delay or postponement thereof in accordance with Section 6.1(b). Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with applicable Law and Existing Parent MAA; for the avoidance of doubt, Parent, as a foreign private issuer with securities exempt from Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act pursuant to Rule 3a12-3(b) thereunder, shall not be required to comply with the U.S. federal proxy rules (including Regulation 14A) in connection with the solicitation of proxies in furtherance of obtaining the Required Parent Shareholder Approvals at the Parent Shareholders’ Meeting or any adjournment, delay or postponement thereof in accordance with Section 6.1(b), provided that any solicitation materials distributed to shareholders of Parent in connection with the Parent Shareholders’ Meeting shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(b) Parent shall be permitted to adjourn, delay or postpone the Parent Shareholders’ Meeting only if and to the extent necessary to obtain the Required Parent Shareholder Approvals. If the Required Parent Shareholder Approvals are not obtained at the Parent Shareholders’ Meeting or if on a date preceding the date originally scheduled for the Parent Shareholders’ Meeting, Parent reasonably believes that (i) proxies sufficient to obtain the Required Parent Shareholder Approvals, whether or not quorum would be present at the Parent Shareholders’ Meeting, would not be obtained at the Parent Shareholders’ Meeting on the date originally scheduled for the Parent Shareholders’ Meeting, or (ii) shareholders of Parent (whether in person, through their authorized representative or by proxy) sufficient to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting will not be present at the Parent Shareholders’ Meeting on the date originally scheduled for the Parent Shareholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn or postpone the Parent Shareholders’ Meeting one or more times to a date or dates no more than seven (7) days after the originally scheduled date for the Parent Shareholders’ Meeting in order to obtain the Required Parent Shareholder Approvals at such adjournment or postponement.

(c) Parent agrees that: (i) the notice of the Parent Shareholders’ Meeting and any related solicitation materials shall include the Parent Board’s recommendation that, upon the terms and subject to the conditions set forth in this Agreement, the shareholders of Parent vote to provide Required Parent Shareholder Approvals at the Parent Shareholders’ Meeting (such recommendation of the Parent Board being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, in each case, unless the Parent Board determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of Parent’s directors under applicable Laws (the actions set forth in the foregoing clause (ii), collectively, a “Parent Board Adverse Recommendation Change”). No Parent Board Adverse Recommendation Change shall permit Parent to (i) not call, give notice of and hold the Parent Shareholders’ Meeting, or (ii) adjourn, delay or postpone the Parent Shareholders’ Meeting other than in accordance with Section 6.1(b).

(d) For the avoidance of doubt, the Parties acknowledge and agree that any notices, circulars or solicitation materials distributed to shareholders of Parent in connection with the Parent Shareholders’ Meeting shall be furnished to the U.S. Securities and Exchange Commission on a Report on Form 6-K promptly following such distribution.

6.2 Indemnification of Officers and Directors.

(a) The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or any of its Subsidiaries under any indemnification, advancement or exculpation provisions of Parent’s or any such Subsidiaries’ Organizational Documents and any indemnification agreements, in each case, as in effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or any of its Subsidiaries.

(b) From and after the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, fulfill and honor in all respects the obligations of Parent and its Subsidiaries to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or any of its Subsidiaries (the “Parent D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under Parent’s or any such Subsidiaries’ Organizational Documents and pursuant to any indemnification agreements between Parent or any such Subsidiary, on the one hand, and such Parent D&O Indemnified Parties, on the other hand with respect to claims arising out of any act or omission of the Parent D&O Indemnified Parties occurring at or prior to the Effective Time.

(c) The Surviving Corporation’s (i) certificate of incorporation shall contain provisions exculpating directors and officers that are no less favorable to directors than those contained in the certificate of incorporation of the Company as in effect immediately prior to the Effective Time and (ii) bylaws shall contain provisions indemnifying and advancing expenses to directors and officers that are no less favorable than those contained in the bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights of directors and officers of the Company thereunder. The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company under any indemnification agreements, as in effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(d) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Company D&O Indemnified Parties” and collectively with the Parent D&O Indemnified Parties, the “D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of any act or omission of the Company D&O Indemnified Parties occurring at or prior to the Effective Time.

(e) From and after the Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies covering the D&O Indemnified Parties, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(f) The provisions of this Section 6.2 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent, any of its Subsidiaries and the Company under applicable Law, any Organizational Documents of Parent, its Subsidiaries and the Company, respectively, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.2.

6.3 Efforts. The Parties shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement. In the event that Parent determines, or is advised by outside legal counsel, that Parent no longer qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act as a result of or in connection with the Contemplated Transactions, Parent shall use its reasonable best efforts to take all actions necessary to comply on a timely basis with any additional reporting, disclosure, and filing obligations arising from such loss of foreign private issuer status, including, without limitation, compliance with the U.S. federal proxy rules under Regulation 14A, the reporting requirements of Section 16 of the Exchange Act, and any other requirements of the Exchange Act and the rules and regulations of the SEC and Nasdaq applicable to domestic issuers; provided, that the Company shall reasonably cooperate with Parent and shall promptly furnish to Parent all information concerning the Company and its business reasonably required in connection with any such additional disclosure obligations; provided, however, that such cooperation and furnishing obligations shall not require the Company to provide or furnish information (x) to the extent that any Law applicable to the Company requires the Company to restrict or prohibit access or (y) if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar provision or protection, subject to the same limitations set forth in the proviso above.

6.4 Listing. Parent shall prepare and submit to Nasdaq a Listing of Additional Shares Notification Form (“LAS Notice”) describing the Contemplated Transactions at least fifteen (15) calendar days prior, and in advance of submission, and Parent shall provide the Company with a reasonable opportunity to review and comment on such LAS Notice, which comments Parent shall consider in good faith. In the event that Parent receives any communication from Nasdaq in response to such LAS Notice prior to the Closing, Parent shall promptly inform the Company of same in reasonable detail and, to the extent such communication from Nasdaq is in writing, share such communication with the Company. Parent shall also prepare and submit to Nasdaq (i) a Company Event Notification Form notifying Nasdaq of any changes in the name of Parent, including the intended change of Parent’s name to “Canopy Wave Holdings Inc.” and the intended change of Parent’s Nasdaq ticker symbol to “CWAV,” in each case subject to receipt of the Required Parent Shareholder Approvals and any other applicable Nasdaq approvals, and (ii) if required by the rules and regulations of Nasdaq, an initial listing application covering the Parent Class A Ordinary Shares to be issued in connection with the Contemplated Transactions (the “Nasdaq Listing Application”). The Parties shall use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations, including the substantive initial listing requirements applicable to the post-closing combined company, and cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Parent shall pay all Nasdaq fees associated with the LAS Notice and the Nasdaq Listing Application. The Company shall reasonably cooperate with Parent as reasonably requested by Parent and shall promptly furnish to Parent all information (including the Company’s audited financial statements) concerning the Company and its stockholders, required or reasonably requested in connection with any action contemplated by this Section 6.4; provided, however, that such cooperation and furnishing obligations shall not require the Company to provide or furnish information (x) to the extent that any Law applicable to the Company requires the Company to restrict or prohibit access or (y) if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar provision or protection.

6.5 Tax Matters.

(a) Intended Tax Treatment. For United States federal income Tax purposes, (i) the Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code; it being understood that the Intended Tax Treatment includes both (x) the qualification of the Merger as a reorganization under Section 368(a) of the Code and (y) to the extent applicable, the preservation of tax-free treatment for each of Tao and James under Section 367(a) of the Code, subject to and conditioned upon the filing and maintenance of any required gain recognition agreements as provided in Section 6.5(b). The Parties shall treat and shall not take any Tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any other similar applicable state and other relevant Tax law). The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken, or fail to take or cause any action to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment; provided, that no Party shall be deemed in breach of this Section 6.5(a) for taking or failing to take any action (i) required by applicable Law, (ii) expressly contemplated or permitted by this Agreement or any other Transaction Agreement, or (iii) taken with the prior written consent of the other Parties. For the avoidance of doubt, the failure of Tao or James to timely file or maintain a GRA as required under Section 6.5(b), except to the extent such failure is caused by the Parent’s failure to fulfill its obligations under Section 6.5(b), shall be the sole responsibility of such Person, and no other Party shall be in breach of this Section 6.5 as a result thereof.

(b) Section 367(a) Compliance. Each of Tao and James acknowledges that the Merger may be subject to Section 367(a) of the Code. In order to ensure that the Merger is treated as tax-free for United States federal and applicable state and local income Tax purposes:

(i) Each of Tao and James shall, within the time and in the manner prescribed by Treasury Regulations Section 1.367(a)-8 (including by filing a GRA with the Internal Revenue Service as part of such Person’s United States federal income Tax Return for the taxable year of the Merger), timely enter into, execute, and file a gain recognition agreement with the Internal Revenue Service in the form and manner prescribed by Treasury Regulations Section 1.367(a)-8 (each, a “GRA”);

(ii) Parent hereby agrees to be a party to each such GRA as the “transferee foreign corporation” within the meaning of Treasury Regulations Section 1.367(a)-8(b)(1)(iii), and shall execute any forms or agreements required under Treasury Regulations Section 1.367(a)-8 as the transferee foreign corporation;

(iii) during the term of any GRA, Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, take any action that would constitute a “triggering event” under Treasury Regulations Section 1.367(a)-8(j), including any disposition of any stock of the Surviving Corporation or any other “transferred corporation” (as defined in Treasury Regulations Section 1.367(a)-8(b)(1)(ii)) that would give rise to gain recognition under a GRA, without the prior written consent of the applicable Seller;

(iv) Parent shall provide prompt written notice to each of Tao and James upon becoming aware of any event that Parent reasonably believes constitutes or could constitute a triggering event under any GRA; and

(v) the Parties shall cooperate in good faith and provide each other with such assistance as may be reasonably required in connection with the preparation, execution, filing, and maintenance of any GRA, including the timely preparation and filing of any annual certification required under Treasury Regulations Section 1.367(a)-8(f)(1).

(c) Pre-Closing Tax Returns; Straddle Period.

(i) Preparation of Pre-Closing Tax Returns. The Sellers shall have the right to prepare, or cause to be prepared, all Tax Returns of the Company for all Tax periods ending on or before the Closing Date (each, a “Pre-Closing Tax Return”), which Pre-Closing Tax Returns shall be prepared consistent with the past practice of the Company except as otherwise required by applicable Law. The Sellers shall deliver each such Pre-Closing Tax Return to Parent for review and comment no later than thirty (30) days prior to the applicable due date (including extensions). Parent shall provide any comments to the Sellers within fifteen (15) days of receipt. The Sellers shall incorporate any reasonable comments provided by Parent; provided, that any position on a Pre-Closing Tax Return that would reasonably be expected to affect a post-Closing Tax period or increase the Tax liability of Parent or the Surviving Corporation shall be subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Sellers shall file or cause to be filed all such Pre-Closing Tax Returns by the applicable due date (including any valid extensions).

(ii) Straddle Period Tax Returns. Parent shall prepare, or cause to be prepared, all Tax Returns of the Company for any Tax period that begins before and ends after the Closing Date (each, a “Straddle Period,” and each such Tax Return, a “Straddle Period Tax Return”), at Parent’s expense, and shall be prepared consistent with the past practice of the Company except as otherwise required by applicable Law. The Sellers shall have the right to review and comment on each Straddle Period Tax Return no later than thirty (30) days prior to the applicable due date. Parent shall implement any reasonable comments provided by the Sellers.

(iii) Allocation of Straddle Period Taxes. For purposes of determining the Indemnified Taxes attributable to a Straddle Period, the Parties shall use the closing-of-the-books method, in accordance with Treasury Regulations Section 1.1502-76 and analogous provisions of state, local, and non-U.S. Law. In the case of any Tax that is imposed on a periodic basis and that cannot be readily allocated using the closing-of-the-books method (such as property Taxes), such Tax shall be allocated between the pre-Closing and post-Closing portions of the Straddle Period on a pro-rata daily basis.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, and other similar Taxes and fees (including any related penalties and interest) that are levied by any Governmental Body in connection with the Merger or the Contemplated Transactions (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Sellers; provided, that any penalties and interest attributable to the delay, error or failure to cooperate of a Party shall be borne solely by such Party. The Party responsible under applicable Law for filing Tax Returns with respect to Transfer Taxes shall prepare, or cause to be prepared, all necessary Tax Returns with respect to such Transfer Taxes, and the other Party shall cooperate as reasonably requested in connection therewith. The Parties shall cooperate in good faith to minimize or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(e) Certain Post-Closing Actions

(i) Except with the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), or as otherwise required pursuant to Section 6.5(c), Parent shall not, and shall not permit any of its Affiliates (including, the Surviving Corporation from and after the Closing) to: (A) other than Tax Returns filed pursuant to Section 6.5(c), file or amend or otherwise modify any Tax Return of the Company relating to any Pre-Closing Tax Period or any Straddle Period, (B) after the date any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period is filed pursuant to Section 6.5(c), file or amend or otherwise modify any such Tax Return, (C) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to a Pre-Closing Tax Period or Straddle Period of the Company, or (D) initiate any voluntary disclosure (or other communication reasonably expected to have a similar effect) with any taxing authority with respect to the Company for a Pre-Closing Tax Period or Straddle Period. The consent rights of the Sellers under this Section 6.5(e) shall terminate upon the expiration of the applicable survival period for the Sellers’ indemnification obligations.

(ii) Without limiting Section 6.5(e)(i), Parent shall not, and shall cause Merger Sub and the Surviving Corporation not to, (A) take any action after the Closing that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment, or (B) make any election under Sections 336 or 338 of the Code or any similar provision of state, local, or non-U.S. Tax Law with respect to the Merger without the prior written consent of the Sellers, which consent may be withheld in the Sellers’ sole discretion.

(iii) Parent shall not, and shall not permit any of its Affiliates (including the Surviving Corporation from and after Closing) to: take any action after the time of Closing on the Closing Date that is outside the ordinary course of business of the Surviving Corporation (as conducted after the Closing) and not contemplated by this Agreement or any other Transaction Agreement.

(f) Tax Contests. If any Governmental Body issues to Parent or the Surviving Corporation (i) a notice of its intent to audit, examine or conduct a proceeding with respect to any Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period, or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning any Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period (the items set forth in clauses (i) and (ii), each a “Tax Claim”), Parent shall promptly notify the Sellers of the receipt of such communication. The Sellers shall have the right, at the Sellers’ sole cost and expense, to control, defend, settle and resolve the contest of any Tax Claim (a “Tax Contest”), so long as the Sellers provide written notice to Parent of their intent to control such Tax Contest within thirty (30) days after receiving notice of such matter, and Parent shall have the exclusive authority to control, defend, settle and resolve any Tax Contest that the Sellers do not have the right to control. If the Sellers fail to give such notice within such time period, then Parent shall have the exclusive right to control such Tax Contest. Each of Parent and the Sellers shall have the right to participate in a Tax Contest being defended against by the other at its sole expense and shall keep the other reasonably informed of the status of such Tax Contest (including providing copies of all material written correspondence with the IRS or other Tax authority regarding such matter). Notwithstanding anything to the contrary herein, (A) the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, and (B) Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest relating to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed.

(g) Cooperation. Each Party shall cooperate fully, and shall cause its respective Affiliates, officers, directors, employees, agents, auditors, and other representatives to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes of the Company.

(h) Tax Refunds. The Sellers are entitled to all refunds (and the amount of any credits in lieu of refunds or any other reduction in liability for Tax payment), if any, that are received by Parent or the Company following the Closing and that are attributable to Taxes (including estimated or prepaid Taxes) paid by the Company with respect to any Pre-Closing Tax Period; provided, that the Sellers shall not be entitled to, and “refund” shall exclude, any refund, credit or reduction (i) attributable to the carryback of any Tax attribute arising in a Tax period (or portion thereof) beginning after the Closing Date, or (ii) that is required to be repaid to a customer or other third party. If Parent, the Surviving Corporation, or any Affiliate thereof receives such a refund (or a credit in lieu of a refund or any other reduction in liability for Tax payment), then within thirty (30) days after its receipt thereof Parent will, or will cause the Surviving Corporation to, deliver the same for the benefit of the Sellers, net of (A) any Taxes payable by Parent, the Surviving Corporation or any Affiliate thereof with respect to such refund, (B) any reasonable out-of-pocket costs incurred in obtaining such refund, and (C) any amounts then owed, or reasonably expected to become owed, by the Sellers to any Parent Indemnified Party under this Agreement (including in respect of Indemnified Taxes), which net amount Parent may set off and retain in satisfaction of such obligations. Upon the request of the Sellers and at the Sellers’ expense, Parent shall, and shall cause the Surviving Corporation to, work in good faith and use their commercially reasonable efforts to take any action reasonably requested by the Sellers to obtain Tax refunds with respect to Tax Returns filed after the Closing Date with respect to Pre-Closing Tax Periods.

6.6 Directors and Officers. Parent shall take all necessary action, and the Sellers and the Company shall provide reasonable assistance, so that:

(a) those current directors and officers of Parent and its Subsidiaries as set forth in Schedule 6.6(a) shall have given notice in writing or by electronic transmission to Parent of their resignations as directors and/or officers (as applicable) effective at the Effective Time;

(b) immediately following the Effective Time, the number of directors constituting the Parent Board shall be fixed at five (5) (as determined by Parent and the Company prior to distribution of the proxy statement and notice of meeting for the Parent Shareholders’ Meeting), a majority of whom shall qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee;

(c) immediately upon the Effective Time, the individuals designated by the Sellers in a written notice to Parent delivered no later than fifteen (15) Business Days prior to the Closing Date (the “Director Designation Notice”), which shall include (i) Tao, (ii) one (1) additional director who needs not qualify as “independent directors” as defined in the Nasdaq rules, and (iii) such number of individuals who each qualify as an “independent director” as defined in the Nasdaq rules and are eligible to serve on an audit committee as is necessary to constitute a majority of the Parent Board, shall have been elected or appointed to the Parent Board;

(d) immediately upon the Effective Time, (i) Tao shall be appointed as the chief executive officer and chief operating officer of Parent, and (ii) James shall be appointed as the chief technology officer of Parent;

(e) immediately following the Effective Time, Parent will enter into an Indemnification Agreement with each director on the Parent Board in the form set forth in Exhibit E hereto (each, an “Indemnification Agreement”, and collectively, the “Indemnification Agreements”); and

(f) at the Effective Time, Parent shall enter into a consulting agreement with Jianwei Li (the “Li Consulting Agreement”) on terms mutually agreed upon by Parent and Jianwei Li, to be negotiated and finalized prior to the Closing and to be consistent with all applicable Law. The Li Consulting Agreement shall not grant Jianwei Li any board representation rights, consent rights, veto rights, or other governance rights with respect to Parent or any of its Subsidiaries, nor shall it grant any rights that would violate applicable Law.

6.7 Section 16 Matters. Prior to the Effective Time, Parent shall, with Company’s and Sellers’ reasonable assistance, use commercially reasonable efforts to take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Class A Ordinary Shares, restricted share awards to acquire Parent Class A Ordinary Shares and any Parent Options to purchase Parent Class A Ordinary Shares in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 Cooperation. Each Party shall cooperate reasonably with the other Parties and shall provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

6.9 Closing Certificates.

(a) The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth: (i) the name and address of each holder of (each, a “Company Holder”) (x) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) Company Options outstanding immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock (x) issued and outstanding immediately prior to the Effective Time and held by each Company Holder and (y) underlying the Company Options outstanding immediately prior to the Effective Time and held by each Company Holder; and (iii) (x) the number of Company Aggregate Share Consideration (specifying the class of Parent Ordinary Shares) to be issued to each Company Holder pursuant to this Agreement in respect of issued and outstanding shares of Company Common Stock held by such Company Holder immediately prior to the Effective Time, specifying, with respect to each Seller, (A) the gross number and class of Parent Ordinary Shares issuable to such Seller, (B) the number of Parent Class A Ordinary Shares constituting such Seller’s allocated portion of the Escrow Shares to be withheld and deposited with the Escrow Agent on behalf of such Seller, and (C) the net number and class of Parent Ordinary Shares to be delivered directly to such Seller at the Closing and (y) the number of Parent Class A Ordinary Shares underlying the New Parent Options to be issued pursuant to this Agreement in exchange for the Company Options outstanding immediately prior to the Effective Time and held by each Company Holder (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date, the Parent Outstanding Shares (the “Parent Outstanding Shares Certificate”). The Parent Outstanding Shares Certificate shall also include a certification by the Chief Financial Officer of Parent that, as of the Closing Date, Parent has a sufficient number of authorized but unissued Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to permit the issuance, or reservation for issuance (as applicable), of all of the following: (i) the Consideration Shares (including any Parent Class B Ordinary Shares and Parent Class A Ordinary Shares to be issued to the Sellers and the Parent Class A Ordinary Shares comprising the Reserved Option Pool); (ii) the Parent Class A Ordinary Shares to be issued to the PIPE Investors pursuant to the PIPE Share Purchase Agreement; and (iii) all Parent Class A Ordinary Shares issuable upon the exercise of outstanding Parent Options and the settlement of outstanding Parent RSUs as of the Closing Date.

6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

6.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.12 Legends. Parent shall be entitled to place appropriate legends, including the legend set forth in Section 6.13 below, on the book entries and/or certificates evidencing any Consideration Shares issued in connection with the Merger to equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Class A Ordinary Shares and Parent Class B Ordinary Shares, as applicable.

6.13 Private Placement. Parent shall take all reasonably necessary action on its part such that the issuance of any Consideration Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate or book-entry notation representing Parent Class A Ordinary Shares or Parent Class B Ordinary Shares comprising Consideration Shares shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any): “THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

6.14 Expenses. It is understood and agreed that: (a) all fees and expenses incurred or to be incurred by the Company in connection with transactions contemplated by this Agreement and the other Transaction Agreements to which the Company is a party and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing (and shall be Company Transaction Expenses); and (b) all fees and expenses incurred or to be incurred by Parent and/or Merger Sub in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid in full by Parent in cash at or prior to the Closing (and shall be Parent Transaction Expenses).

6.15 Rule 144 Compliance. From and after the Closing, Parent shall (a) timely file all reports, schedules, forms, statements, and other documents required to be filed by it under the Exchange Act, (b) maintain adequate current public information with respect to Parent within the meaning of Rule 144(c) under the Securities Act, (c) use commercially reasonable efforts to maintain the listing of the Parent Class A Ordinary Shares on Nasdaq (or another national securities exchange), (d) not take any action that would cause Parent to become a “shell company” as defined in Rule 144(i)(1) under the Securities Act, and (e) take all other actions reasonably necessary to ensure that an exemption from registration under Rule 144 under the Securities Act is available for the resale of the Consideration Shares (including any Parent Class A Ordinary Shares issued upon conversion of Parent Class B Ordinary Shares) by the Company Holders (assuming such holders satisfy the applicable holding period and all other conditions set forth in Rule 144). In addition, if at any time following the six (6) month anniversary of the Closing Date (i) Rule 144 is not available for the resale of the Consideration Shares (including any Parent Class A Ordinary Shares issued upon conversion of Parent Class B Ordinary Shares) (other than due to the applicable holder’s failure to satisfy the holding period or other conditions within such holder’s control) and (ii) there is no effective registration statement under the Securities Act registering, or the prospectus contained therein is not available for, the resale of the Consideration Shares (including any Parent Class A Ordinary Shares issued upon conversion of Parent Class B Ordinary Shares) by the Company Holders, Parent shall, after the expiration of the Lock-Up Period provided in Section 6.17, within thirty (30) days following written request by any Company Holder, and subject to the availability of all financial statements of the Company (as the accounting acquirer) then required by the SEC to be included therein, file a registration statement on Form F-3 (or, if Form F-3 is not available, Form F-1) under the Securities Act covering the resale of the Consideration Shares (including any Parent Class A Ordinary Shares issued upon conversion of Parent Class B Ordinary Shares) held by the requesting Company Holder, and shall use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable and to maintain the effectiveness thereof until the earlier of (x) the date on which all Consideration Shares covered thereby have been sold and (y) the date on which all such shares may be sold without restriction under Rule 144. Parent shall bear all registration expenses (excluding underwriting discounts and selling commissions) in connection with any such registration. In the event that Parent fails to comply with the requirements of this Section 6.15, Parent shall, in addition to any other remedies available to the Seller Indemnified Parties under this Agreement or applicable Law, use its reasonable best efforts to promptly cure any such failure. Upon the request of any holder of Consideration Shares, Parent shall deliver to such holder a written certification of a duly authorized officer of Parent that Parent has complied with the reporting requirements of Rule 144(c) under the Securities Act.

6.16 Registration Statement Cooperation. With respect to any registration statement under the Securities Act required pursuant to Section 6.15 and any registration statement relating to a registered offering of Parent securities effected concurrently with the Closing, Parent, Merger Sub, and the Company shall cooperate in good faith in the preparation and filing thereof and in responding to any comments of the SEC. The Company shall, as promptly as reasonably practicable, furnish to Parent all information concerning the Company, the Sellers and the Company’s business reasonably required for inclusion in, and shall use commercially reasonable efforts to cause its independent auditors to deliver any consents and comfort reasonably required in connection with, any such registration statement, including the audited and interim financial statements of the Company required by Rule 3-05 of Regulation S-X prepared in accordance with GAAP and the PCAOB standards, together with any pro forma financial information required by Article 11 of Regulation S-X. Each of Parent, Merger Sub, and the Company shall be solely responsible for, and the other Parties hereto shall be entitled to rely upon, the accuracy and completeness of, the information furnished by such Party for inclusion in any such registration statement, and no such Party shall be deemed in breach of this Section 6.16 to the extent any delay or deficiency is attributable to such other Party’s failure to furnish information or financial statements required hereunder. Except as otherwise allocated in the PIPE Registration Rights Agreement, Parent shall bear the costs and expenses incurred in connection with the preparation of the information and financial statements furnished by it under this Section 6.16.

6.17 Lock Up of Consideration Shares. Notwithstanding anything to the contrary herein, each Seller agrees that, during the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date (the “Lock-Up Period”), such Seller shall not, directly or indirectly, sell, offer to sell, contract to sell, pledge, hypothecate, lend, grant any option, right or warrant to purchase, transfer, assign or otherwise dispose of, convert into Parent Class A Ordinary Shares, or enter into any swap, hedge or other arrangement that transfers to any Person, in whole or in part, any of the economic consequences of ownership of, any Consideration Shares (including any Parent Class B Ordinary Shares) issued to such Seller pursuant to this Agreement, whether any such transaction is to be settled by delivery of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, in cash or otherwise. Any purported transfer or conversion in violation of this provision shall be void ab initio, and Parent shall be entitled to instruct its transfer agent to decline to register any such transfer or conversion and to place appropriate stop-transfer instructions and restrictive legends on the applicable Consideration Shares. For the avoidance of doubt, the Escrow Shares shall be subject to the Lock-Up Period, and any release of Escrow Shares to a Seller pursuant to Section 7.7 shall not release such Escrow Shares from the restrictions set forth in this Section 6.17 until expiration of the Lock-Up Period.

Section 7. INDEMNIFICATION

7.1 Indemnification by the Sellers in Favor of the Parent Indemnified Parties. Subject to the terms of this Section 7, each of the Sellers agrees severally and not jointly, to indemnify, defend and hold harmless each of the Parent Indemnified Parties for such Seller’s Pro Rata Share of any and all Losses suffered or incurred by such Parent Indemnified Party arising from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty of the Company or the Sellers contained in this Agreement or any certificate delivered by or on behalf of the Company or the Sellers pursuant to this Agreement as of the date of this Agreement or as of the Closing Date;

(b) any breach of any covenant or agreement of the Company or the Sellers contained in this Agreement; provided that, notwithstanding anything to the contrary in this Section 7.1, each Seller shall be severally liable under this clause (b) solely for Losses arising out of a breach by such Seller of its own covenants or agreements, and no Seller shall have any liability under this clause (b) for any breach of a covenant or agreement by the other Seller;

(c) any Liabilities of the Surviving Corporation arising out of or relating to the operation of the business of the Company prior to the Closing that are not disclosed in the Company Disclosure Schedule; provided that any Liability with respect to Taxes shall be governed exclusively by Section 7.1(g) and shall not constitute a Liability subject to indemnification under this Section 7.1(c);

(d) the misclassification of any individual engaged by the Company as an independent contractor rather than an employee prior to the Closing, including any Losses arising from any related claims for unpaid wages, benefits, employment Taxes or penalties;

(e) any Fraud by (x) the Company in the making of the representations and warranties of the Company in Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date and (y) the Sellers in the making of the representations and warranties of the Sellers in Section 2 and Section 3 or in any certificate delivered by the Sellers to Parent and/or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date;

(f) any Legal Proceeding pending or threatened against the Company as of or prior to the Closing that are set forth in Schedule 7.1(f); and

(g) any Indemnified Taxes.

7.2 Indemnification by Parent in Favor of the Seller Indemnified Parties. Subject to the terms of this Section 7, Parent agrees to indemnify, defend and hold harmless each of the Sellers and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) for any and all Losses suffered or incurred by any Seller Indemnified Party arising from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date; (ii) any breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement; (iii) any Liabilities of Parent or any of its Subsidiaries (other than the Surviving Corporation) arising out of or relating to facts, circumstances or events occurring prior to the Closing, to the extent not disclosed in the Parent Disclosure Schedule prior to the date hereof; or (iv) Fraud by Parent or Merger Sub in the making of the representations and warranties of the Parent and Merger Sub in Section 4 or in any certificate delivered by the Parent and/or Merger Sub to the Company or the Sellers pursuant to this Agreement as of the date of this Agreement or as of the Closing Date.

7.3 Limitations on Indemnification.

(a) Indemnity Deductible. An Indemnifying Party shall have no liability to any Indemnified Party (A) with respect to any individual claim (or series of related claims arising from the same or substantially similar facts or circumstances) unless the Losses relating thereto exceed $25,000 (the “De Minimis Amount”), and (B) unless and until the aggregate amount of Losses actually incurred by all of the Indemnified Parties exceeds (excluding any individual claims that do not exceed the De Minimis Amount) $1,000,000 (the “Deductible”), in which event, the right of the Indemnified Parties to be indemnified shall apply only to Losses in excess of the Deductible; provided, that, for the avoidance of doubt, in no event shall the De Minimis Amount or the Deductible apply to the rights of the Indemnified Parties to be indemnified for any and all Losses arising from, or as a result of (i) Fraud in the making of (x) the representations and warranties of the Company in Section 2 or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, (y) the representations and warranties of the Sellers in Section 2 and Section 3 or in any certificate delivered by the Sellers to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, or (z) the representations of Parent and Merger Sub in Section 4 or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, as applicable, or (ii) breach of any Company Fundamental Representations, Sellers Fundamental Representations or Parent Fundamental Representations, as applicable.

(b) Indemnity Cap. Except for any claims in respect of (i) Fraud in the making of (x) the representations and warranties of the Company in Section 2 or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, (y) the representations and warranties of the Sellers in Section 2 and Section 3 or in any certificate delivered by the Sellers to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, or (z) the representations and warranties of Parent or Merger Sub in Section 4 or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, or (ii) breach of any Company Fundamental Representations, Sellers Fundamental Representations or Parent Fundamental Representations, (A) the maximum aggregate liability of each Seller under this Section 7 for any and all Losses arising from or as a result of any inaccuracy in or breach of any representation or warranty that is not a Company Fundamental Representation or a Sellers Fundamental Representation shall not exceed such Seller’s Pro Rata Share of $1,999,984.80 (i.e., $999,992.40 per Seller), and (B) the maximum aggregate liability of Parent under this Section 7 for any and all Losses arising from or as a result of any inaccuracy in or breach of any representation or warranty that is not a Parent Fundamental Representation for any and all such Losses shall not exceed $1,999,984.80 (the amounts described in clauses (A) and (B), the “General Cap”); provided, that any recovery by the Parent Indemnified Parties against a Seller in respect of any and all Losses subject to indemnification under Section 7.1 (whether subject to the General Cap or the Fundamental Cap, but excluding claims of Fraud) shall first be satisfied from such Seller’s Escrow Shares in accordance with Section 7.7, and only to the extent the value of such Seller’s Escrow Shares is insufficient to satisfy such Losses (or has been exhausted or released) shall the Parent Indemnified Parties be entitled to seek recovery directly from such Seller, subject to such Seller’s General Cap or Fundamental Cap, as applicable. The (C) maximum aggregate liability of each Seller under this Section 7 for any and all Losses, including any Losses arising from or as a result of any breach of any Company Fundamental Representations or Sellers Fundamental Representations (but excluding claims of Fraud described in clause (i) above), shall not exceed such Seller’s Pro Rata Share of $8,000,000 (i.e., $4,000,000 per Seller), and (D) the maximum aggregate liability of Parent under this Section 7 for any and all Losses, including any Losses arising from or as a result of any breach of any Parent Fundamental Representations (but excluding claims of Fraud described in clause (i) above), shall not exceed $8,000,000 (the amounts described in clauses (C) and (D), the “Fundamental Cap”); in each case, the Fundamental Cap shall be inclusive of, and not in addition to, any amounts recovered under the General Cap in respect of the same Indemnifying Party.

7.4 Assertion of Claims; Payment of Claims.

(a) No claim shall be brought under Section 7.1 or Section 7.2 hereof unless the Indemnified Parties, or any of them, at any time prior to the applicable Survival Date (as defined in Section 7.6(b)), give the Indemnifying Party (i) written notice of the existence of any such claim, specifying in reasonable detail the nature and basis of such claim and a good faith estimate of the amount thereof, to the extent known, or (ii) written notice pursuant to Section 7.5 of any Third Party Claim (as defined below), the existence of which would give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Parties, or any of them, shall have the right to commence Legal Proceedings subsequent to the Survival Date for the enforcement of their rights under Section 7.1 or Section 7.2, as applicable, as provided in Section 7.6(d). The Indemnifying Parties’ indemnification obligations under this Section 7 include the obligation to pay and reimburse the Indemnified Parties for all Losses specified in Section 7.1 or Section 7.2, as applicable, whether or not arising due to Third Party Claims.

(b) The obligations of an Indemnifying Party to indemnify the Indemnified Parties pursuant to the terms of this Agreement are the primary obligations of the Indemnifying Party subject to the limitations set forth herein. Each Seller hereby waives any right to seek or obtain indemnification from the Surviving Corporation for Losses indemnifiable pursuant to Section 7.1.

(c) Any indemnification obligation under Section 7.1 or Section 7.2 shall be satisfied solely by cash payment by the applicable Indemnifying Party to the applicable Indemnified Party in immediately available funds promptly following the final determination or resolution of the applicable indemnification claim (whether by mutual written agreement of the Parties, a final and non-appealable order of a court of competent jurisdiction, or an arbitral award pursuant to Section 12.4(b)); provided, however, that, notwithstanding the foregoing, in the case of any indemnification obligation of a Seller under Section 7.1, such obligation shall first be satisfied from such Seller’s Escrow Shares in accordance with, and subject to the terms and conditions of, Section 7.7 and Section 7.3(b), and only to the extent such Seller’s Escrow Shares are insufficient to satisfy, or have been exhausted or released from, such obligation shall such Seller be required to satisfy the remaining amount thereof by cash payment in immediately available funds. For the avoidance of doubt, Parent shall have no right to satisfy any indemnification obligation under Section 7.2 through the delivery of Parent Ordinary Shares or any non-cash consideration.

(d) The Indemnified Parties’ right to indemnification pursuant to this Section 7 against the Indemnifying Parties on account of any Losses shall be reduced by all insurance or other proceeds actually received by such Indemnified Party from third parties to the extent such proceeds directly relate to such Losses (net of any deductibles and other costs and expenses actually paid by such Indemnified Party to collect any such proceeds or increase to premiums that result from the facts or circumstances that gave rise to the applicable Losses (collectively, “Collection Costs”)); provided, that the potential to receive such insurance or other proceeds shall not preclude a claim or recovery hereunder. If any Indemnified Party or any of its Affiliates actually receives any insurance or other proceeds from third parties after receiving an indemnification payment for the related Loss under this Section 7 and such proceeds were not deducted from such Loss in determining the amount of the indemnity payment made by the Indemnifying Parties for such Loss, then such Indemnified Party shall pay to the Indemnifying Parties the amount of such proceeds, net of Collection Costs.

7.5 Notice and Defense of Third Party Claims. The Liabilities of the Indemnifying Parties under Section 7 with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.

(a) The Indemnified Parties shall give prompt written notice (but in any event within thirty (30) days of becoming aware (or such shorter period of time as may be required by a Governmental Body, applicable Law, or an order)) of any Third Party Claim which might give rise to any Losses by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Parties in notifying the Indemnifying Parties shall relieve the Indemnifying Parties from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Parties are materially prejudiced in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

(b) If, within thirty (30) days of receiving written notice of a Third Party Claim (or such shorter period of time as may be required by a Governmental Body, applicable Law, or an order), the Indemnifying Parties acknowledge, in a writing delivered to the Indemnified Parties, that the Indemnifying Parties are obligated to indemnify, defend and hold harmless the Indemnified Parties under the terms of their indemnification obligations under this Section 7 in connection with such Third Party Claim, then the Indemnifying Parties shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel; provided, however, that the Indemnifying Parties shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) such Third Party Claim seeks only an injunction or other equitable relief, (ii) the Indemnifying Parties do not have the financial wherewithal to pay for such defense or the Losses, (iii) such Legal Proceeding involves any matter beyond the scope of the indemnification obligations of the Indemnifying Parties under this Section 7, (iv) the Indemnifying Parties shall not have assumed the defense of such Third Party Claim in the time required per this Section 7.5(b), or (v) the claim, based on the remedy being sought, could result in criminal Liability to an Indemnified Party.

(c) If the Indemnifying Parties timely elect to assume the defense of any such Third Party Claim pursuant to Section 7.5(b), then the Indemnifying Parties shall keep the Indemnified Party informed on the progress of the defense of such Third Party Claim, and the Indemnified Party may participate in such defense at the expense of such Indemnified Party. If the Indemnifying Parties fail to defend a Third Party Claim, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the applicable Indemnifying Parties’ expense, subject to the limitations herein.

(d) If the Indemnifying Parties exercise their right to assume the defense of a Third Party Claim, then they shall not make any settlement with respect to such Third Party Claim without the prior written consent of the applicable Indemnified Party if such settlement (A) involves any finding or admission of any violation of applicable Law by an Indemnified Party, (B) does not cause each Indemnified Party that is party to such Third Party Claim to be unconditionally released from all Liability with respect to such claim, (C) imposes equitable remedies on the Indemnified Party, or (D) results in any monetary Liability in excess of the applicable cap set forth in Section 7.3(b) or that is not paid in full by the Indemnifying Parties. If the Indemnified Party is in control of the defense of any Third Party Claim, such Indemnified Party shall not make any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed.

7.6 Survival.

(a) (i) The Company Fundamental Representations, the Sellers Fundamental Representations and the Parent Fundamental Representations shall survive the Closing until the fifth (5th) anniversary of the Closing Date; (ii) the representations and warranties set forth in Section 2.15 and Section 4.16 (the “Tax Representations”) shall survive the Closing until thirty (30) calendar days following the expiration of the applicable statute of limitations with respect thereto; and (iii) the representations and warranties of the Company, the Sellers, Parent and Merger Sub set forth in this Agreement (other than the Company Fundamental Representations, the Sellers Fundamental Representations, the Parent Fundamental Representations and the Tax Representations) shall survive the Closing until twelve (12) months following the Closing Date ((i), (ii) and (iii), each and collectively, the “Survival Date”).

(b) Covenants and agreements set forth in this Agreement that by their terms are to be performed following the Closing shall survive the Closing until fully performed.

(c) No Party or any of its respective Affiliates shall have any Liability with respect to any representation or warranty from and after the time that such representation or warranty ceases to survive hereunder; provided that the foregoing shall not limit (i) any claim for breach of a covenant that is to be performed following the Closing, (ii) any indemnification obligation expressly set forth in Section 7.1 or Section 7.2 (subject to the applicable survival periods and limitations set forth herein), or (iii) any claim of Fraud in the making of (x) the representations and warranties of the Company in Section 2 or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, (y) the representations and warranties of the Sellers in Section 2 and Section 3 or in any certificate delivered by the Sellers to Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, or (z) the representations of Parent and Merger Sub in Section 4 or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, as applicable.

(d) Any claim for indemnification pursuant to Section 7.1 or Section 7.2 which is delivered to the applicable Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 7.6(a), and the rights of indemnity or claims with respect thereto, shall survive such expiration until resolved or judicially determined.

(e) Except as expressly set forth in this Agreement, the Indemnified Parties acknowledge and agree that they will not have any other entitlement, remedy or recourse (whether at law or in equity, or whether in Contract, tort, statute or otherwise) against the Indemnifying Parties or any of their respective Affiliates relating to the subject matter of this Agreement, and each Indemnified Party hereby expressly waives any such entitlement, remedy or recourse to the fullest extent permitted by Law; provided, however, that nothing in this Section 7.6(e) shall limit (i) any Party’s right to seek specific performance or injunctive relief pursuant to Section 12.9 or (ii) any claim of Fraud, and each Indemnified Party hereby expressly reserves all such rights.

7.7 Indemnification Escrow.

(a) At the Closing, Parent shall withhold from the Company Aggregate Share Consideration otherwise deliverable to the Sellers an aggregate of 110,192 Parent Class A Ordinary Shares (collectively, the “Escrow Shares”), allocated between the Sellers pro rata based on the number of shares of Company Common Stock held by each Seller immediately prior to the Effective Time, as set forth in the Allocation Certificate and shall deposit, or cause to be deposited, the Escrow Shares on behalf of the Sellers with an escrow agent mutually agreed upon by Parent and the Sellers (the “Escrow Agent”) pursuant to an escrow agreement in form and substance reasonably acceptable to Parent and the Sellers and Escrow Agent (the “Escrow Agreement”). The Escrow Shares shall be valued at the Per Share Purchase Price (US$18.15 per share) for purposes of satisfying indemnification claims, representing an aggregate escrow value of approximately US$1,999,984.80 (US$999,992.40 per Seller). Because the Sellers’ indemnification obligations under Section 7.1 are several and not joint, each Seller’s 55,096 Escrow Shares shall be held separately by the Escrow Agent and shall be available only to satisfy the several indemnification obligations of that Seller (and not the other Seller) under Section 7.1, subject to the terms and conditions of this Section and the Escrow Agreement. For the avoidance of doubt, the Escrow Shares constitute a portion of the Company Aggregate Share Consideration and shall not be issued in addition to the Company Aggregate Share Consideration. The deposit of the Escrow Shares with the Escrow Agent on behalf of the Sellers shall be deemed to constitute payment and delivery of the Escrow Shares to the Sellers for purposes of this Agreement, subject in all respects to the terms of this Section 7.7 and the Escrow Agreement.

(b) The Escrow Shares shall be held by the Escrow Agent for a period of twelve (12) months following the Closing Date (the “Escrow Period”). Upon the expiration of the Escrow Period, the Escrow Agent shall promptly release to each Seller all of that Seller’s own Escrow Shares then remaining in escrow, less any of that Seller’s Escrow Shares that are subject to then-pending but unresolved indemnification claims against that Seller for which written notice has been delivered to the Escrow Agent and such Seller prior to the expiration of the Escrow Period in accordance with Section 7.4. Any of a Seller’s Escrow Shares retained on account of pending claims against the Seller shall be released promptly upon the final resolution of such claims, net of any of that Seller’s Escrow Shares applied in satisfaction thereof. For the avoidance of doubt, no Seller’s Escrow Shares shall be applied in satisfaction of any indemnification claim against the other Seller.

(c) In lieu of satisfying its own several indemnification obligation through the forfeiture of Escrow Shares, the applicable Seller shall have the option, exercisable by written notice to Parent and the Escrow Agent within sixty (60) days following the final adjudication or resolution of an indemnification claim against such Seller, to satisfy such indemnification obligation in cash in an amount equal to such Seller’s several share of the Losses determined to be payable, in which case the corresponding Escrow Shares of such Seller shall be released to such Seller promptly upon receipt by the Escrow Agent of such cash payment in immediately available funds. If the applicable Seller does not timely exercise such cash election, the applicable number of that Seller’s Escrow Shares (valued at the Per Share Purchase Price) shall be released from escrow to the applicable Parent Indemnified Party in satisfaction of such claim.

(d) During the Escrow Period, the Sellers shall retain all voting rights and shall be entitled to receive all dividends and other distributions declared and paid with respect to the Escrow Shares; provided, that any such dividends or distributions shall be held by the Escrow Agent and shall be subject to the same restrictions and release provisions as the Escrow Shares to which they relate.

(e) Each Seller’s Escrow Shares shall serve as security for, but shall not limit, that Seller’s own several indemnification obligations under Section 7.1 (including obligations arising from breach of any Company Fundamental Representations or Sellers Fundamental Representations, but excluding claims of Fraud), subject to the limitations set forth in Section 7.3. For any and all claims under Section 7.1 against a particular Seller, the Parent Indemnified Parties shall seek recovery first from that Seller’s own Escrow Shares, and may seek indemnification from that Seller directly pursuant to Section 7.1 only for that Seller’s several share of Losses in excess of the value of that Seller’s Escrow Shares (or to the extent that Seller’s Escrow Shares have been exhausted or released), subject to the limitations set forth in Section 7.3, and the existence of the escrow shall not be construed as limiting either Seller’s several indemnification obligations under this Agreement, nor shall any Seller’s Escrow Shares be applied to satisfy the other Seller’s indemnification obligations.

7.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

8.1 Parent Shareholder Matters. The Required Parent Shareholder Approvals and the Required Parent Class B Consent shall have been obtained.

8.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

8.3 Nasdaq Listing. (a) Parent shall have filed with Nasdaq the LAS Notice in accordance with Section 6.4 and not received any objections from Nasdaq to the Contemplated Transactions, (b) Parent shall have filed the Nasdaq Listing Application in accordance with Section 6.4 and the Nasdaq Listing Application shall have been approved by Nasdaq (subject to official notice of issuance at the Closing), (c) Nasdaq shall have approved the Contemplated Transactions, and (d) Parent shall have maintained its existing listing on Nasdaq.

8.4 PIPE Investment. The PIPE Share Purchase Agreement shall be in full force and effect as of the Closing with respect to PIPE Investors whose aggregate committed purchase price under the PIPE Share Purchase Agreement equals or exceeds the PIPE Minimum Amount, after giving effect to any permitted assignees admitted as PIPE Investors in accordance with the terms of the PIPE Share Purchase Agreement, and all conditions to the consummation of the PIPE Investment (except for the consummation of the Merger and those conditions that by their nature are to be satisfied at the closing of the PIPE Investment) with respect to such PIPE Investors shall have been satisfied or waived pursuant to the PIPE Share Purchase Agreement. For the avoidance of doubt, the failure of any PIPE Investor to fund or the termination of any PIPE Investor’s commitment prior to the Closing shall not cause this condition to be deemed unsatisfied so long as the aggregate committed purchase price of the PIPE Investors party to the PIPE Share Purchase Agreement as of the Closing equals or exceeds the PIPE Minimum Amount.

Section 9. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The Company Fundamental Representations and the Sellers Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for such inaccuracies representing less than 0.50% of the Company Outstanding Shares in the aggregate. Other than the Company Fundamental Representations, the Sellers Fundamental Representations and the Company Capitalization Representations, the representations and warranties of the Company and the Sellers contained in this Agreement (without giving effect to any references therein to Company Material Adverse Effect or other materiality qualifications) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except, in each case, individually or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Each of the Company and the Sellers shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

9.3 Documents. The following documents shall have been delivered to Parent, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 9.1 have been duly satisfied;

(b) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of the Company;

(c) the Allocation Certificate;

(d) (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.10; and

(e) counterparts to the PIPE Share Purchase Agreement, duly executed and delivered by each PIPE Investor concurrently with the execution of this Agreement, and, with respect to any permitted assignees admitted as PIPE Investors in accordance with the terms of the PIPE Share Purchase Agreement, duly executed and delivered at or prior to the Closing, and the Company shall deliver evidence thereof to Parent;

(f) counterparts to the PIPE Registration Rights Agreement, duly executed and delivered by the PIPE Investors whose aggregate committed purchase price equals or exceeds the PIPE Minimum Amount, including any permitted assignees admitted as PIPE Investors in accordance with the terms of the PIPE Share Purchase Agreement;

(g) the Escrow Agreement, duly executed by Parent, each Seller, and the Escrow Agent;

(h) counterparts to each of the Option and Exchange Agreements, duly executed and delivered by each Option Holder and the Company concurrently with the execution of this Agreement, and the Company shall deliver to Parent evidence thereof; and

(i) counterparts to each of the Surrender and Termination of SAFE Agreements, duly executed and delivered by each SAFE Investor and the Company, and the Company shall deliver to Parent evidence thereof.

9.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

9.5 Termination of Certain Agreements. Each of the following agreements shall have been terminated without any liability being imposed on the part of Parent or the Surviving Corporation and the Company shall have provided evidence of such termination: (i) the Investor Agreements; and (ii) the Common Stock Purchase Agreements.

9.6 SAFE Satisfaction. The SAFE Satisfaction shall have been completed.

Section 10. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, (x) for such inaccuracies representing less than 0.50% of the Parent Outstanding Shares in the aggregate or (y) for such inaccuracies resulting from (A) grants or issuances expressly permitted by this Agreement or made with the prior consent of the Company (which such consent may be withheld in the Company’s sole discretion) or (B) the vesting, exercise, termination or expiration of the Parent RSUs, Parent Options or any warrants described in Section 4.6(c) or Section 4.6(d) of the Parent Disclosure Schedule. Other than the Parent Fundamental Representations and the Parent Capitalization Representations, the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except, in each case, individually or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

10.2 Performance of Covenants. Each of Parent and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

10.3 Documents. The following documents shall have been delivered to the Company, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying (i) that the conditions set forth in Section 8.1 and Section 10.1 have been duly satisfied and (ii) that the information set forth in the Parent Outstanding Shares Certificate delivered by Parent in accordance with Section 6.9(b) is true and accurate in all respects as of the Closing Date;

(c) an opinion of Cayman Islands legal counsel for Parent in form and substance reasonably acceptable to the Company and the Sellers;

(d) a written resignation, in a form reasonably satisfactory to the Company and the Sellers, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent and its Subsidiaries who are not to continue as officers or directors, as the case may be, of Parent immediately upon the Effective Time pursuant to Section 6.6, including, for the avoidance of doubt, Jianwei Li;

(e) evidence, in form and substance reasonably satisfactory to the Company and the Sellers, that the employment agreement between Jianwei Li and Parent dated as of January 1, 2026 (“Li Employment Agreement”) has been terminated and all severance and other amounts due and payable to Jianwei Li under the Li Employment Agreement have been paid in full or irrevocably provided for prior to or concurrently with the Closing, and Jianwei Li shall have executed and delivered a release of claims in favor of Parent and the Company in connection with such termination;

(f) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing, among other things, the appointment of the officers of Parent as set forth in Exhibit B the appointment of the directors set forth in Director Designation Notice, and the issuance of the Consideration Shares upon the Effective Time;

(g) counterparts to the Indemnification Agreements duly executed by the Parent;

(h) counterparts to the PIPE Share Purchase Agreement duly executed and delivered by Parent concurrently with the execution of this Agreement, and Parent shall deliver to the Company evidence thereof;

(i) counterparts to the PIPE Registration Rights Agreement duly executed by the Parent;

(j) the Li Consulting Agreement, duly executed by Parent and Jianwei Li, in form and substance consistent with the requirements of Section 6.6(f);

(k) the support agreement duly executed and delivered by Energy Science Artist Holding Limited, a British Virgin Islands business company (“Energy Science”), and Parent in the form set forth in Exhibit G concurrently with the execution of this Agreement (the “Support Agreement”), and Parent shall deliver to the Company evidence thereof;

(l) the Registration Rights Agreement duly executed and delivered by Energy Science and Parent in the form set forth in Exhibit H (the “Energy Science Registration Rights Agreement”);

(m) each of the Option and Exchange Agreements duly executed and delivered by Parent concurrently with the execution of this Agreement and Parent shall deliver to the Company evidence thereof; and

(n) a draft of the updated register of members of Parent recording each Seller as the registered holder of their respective Parent Class B Ordinary Shares, effective as of the Closing Date;

(o) the Surviving Charter and the Surviving Bylaws, each duly adopted and in full force and effect as of the Effective Time, certified by the Secretary of State of the State of Delaware or an authorized officer of the Surviving Corporation, as applicable;

(p) the unanimous written consent of the board of directors of Merger Sub (i) authorizing, approving, adopting and declaring the advisability of the Surviving Charter and the filing thereof with the Secretary of State of the State of Delaware immediately following the Effective Time and (ii) approving and adopting the amended and restated bylaws of Merger Sub to be effective at the Effective Time in accordance with Section 1.4(b) (the “Board Consent to A&R Charter”), duly executed by the sole director of Merger Sub; and

(q) the written consent of Parent, as the sole stockholder of Merger Sub, authorizing, approving and adopting the Surviving Charter pursuant to Section 228 of the DGCL (the “Stockholder Consent to A&R Charter”), duly executed by Parent.

10.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

10.5 Minimum Cash. As of the close of business on the Business Day immediately preceding the Closing Date, Parent shall have net cash (calculated as unrestricted cash and cash equivalents of Parent and its Subsidiaries, less all outstanding short- and long-term liabilities, including all accounts payable, accrued expenses and any indebtedness of Parent and its Subsidiaries, as of such date) of not less than $500,000, after giving effect to the payment of all Parent Transaction Expenses.

10.6 Conversion of Class B Ordinary Shares. All issued and outstanding Parent Class B Ordinary Shares as of the date immediately prior to Closing shall have been converted into Parent Class A Ordinary Shares in accordance with the terms of the Existing Parent MAA, and no Parent Class B Ordinary Shares shall remain issued and outstanding as of immediately prior to Closing. Parent shall deliver to the Company reasonably satisfactory evidence that such conversion has been completed, including an updated register of members of Parent reflecting the conversion of all Parent Class B Ordinary Shares into Parent Class A Ordinary Shares.

Section 11. TERMINATION

11.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after all of the Parent Shareholder Matters shall have been duly approved, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2026 (subject to possible extension as provided in clause (ii) of the proviso of this Section 11.1(b), the “End Date”); provided, however, that (i) the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement and (ii) in the event that a request for additional information has been made by any Governmental Body, then either the Company or Parent shall be entitled to extend the End Date for an additional ninety (90) days by written notice to the other Party.

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of such order, decree, ruling or other action by the Governmental Body and such action or failure to act constitutes a breach of this Agreement;

(d) by either Parent or the Company if (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and (ii) the Required Parent Shareholder Approvals and the Required Parent Class B Consent shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Parent Shareholder Matters to be approved and such action or failure to act constitutes a material breach of this Agreement;

(e) by the Company (at any time prior to the approval of the Parent Shareholder Matters) if a Parent Triggering Event shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 10.1 or Section 10.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that none of the Company and the Sellers is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then the Company may not terminate this Agreement pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and of the Company’s intention to terminate pursuant to this Section 11.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Sellers or if any representation or warranty of the Company or the Sellers shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the representations and warranties of the Company or the Sellers or breach by the Company or the Sellers is curable by the End Date by the Company or the Sellers, then Parent may not terminate this Agreement pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and Parent’s intention to terminate pursuant to this Section 11.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or the Sellers is cured prior to such termination becoming effective).

11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 11.2, Section 12 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any liability for any Fraud or willful breach of any covenant, obligation or other provision contained in this Agreement prior to the termination.

Section 12. MISCELLANEOUS PROVISIONS

12.1 Amendment. This Agreement may be amended with the approval of Parent and the respective boards of directors of the Company and Merger Sub at any time; provided, however, that any amendment made subsequent to the adoption of the agreement by the stockholders of the Company or Merger Sub shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company or Merger Sub, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of the Company or Merger Sub. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Corporation and Parent.

12.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other Transaction Agreements (including all Exhibits and Schedules attached hereto or delivered in connection herewith) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.4 Applicable Law; Jurisdiction; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b) Any claim, controversy, or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be submitted to arbitration in New York City, New York before a single arbitrator of the American Arbitration Association’s International Centre for Disputes Resolution (“ICDR”) in accordance with its International Arbitration Rules. Such arbitrator shall be mutually agreed upon by the Parties and to have expertise in Delaware corporate law; in the event that the Parties do not mutually agree to an arbitrator within forty-five (45) days of commencement of the arbitration, the Parties agree that the ICDR shall appoint the sole arbitrator using the ICDR list method. The language of the arbitration shall be English. If multiple arbitrations arise under this Agreement and any other agreement arising out of or related to the transactions contemplated in this Agreement, the subject matters of which are related by common questions of law and fact and which could result in inconsistent awards, then the arbitrations may be consolidated into a single arbitration upon request of a party; provided that consolidation would not result in undue delay or prejudice to the party affected by consolidation. The arbitrator shall fix and allocate the costs of the arbitration in its award. The award of the arbitrator shall be final and binding, and judgment upon the award may be entered in any federal court of the United States of America sitting in the State of Delaware, or, if no federal court of the United States of America sitting in the State of Delaware has jurisdiction over such matter, any other court of the State of Delaware.

(c) The Parties further agree, however, that any action solely seeking injunctive relief, specific performance or other equitable remedies pursuant to Section 12.9 or otherwise shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware, or, if no federal court of the United States of America sitting in the State of Delaware has jurisdiction over such matter, any other court of the State of Delaware). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts solely for purposes of any such action for enforcement of an arbitral award obtained pursuant to Section 12.4(b), injunctive relief, specific performance or other equitable remedies, and each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that any such action brought in any of the above-named courts has been brought in an inconvenient forum.

12.5 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

12.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

SAIHEAT Limited

No. 266A South Bridge Road, #02-01

Singapore, 058815

Singapore

Attention: Jianwei Li

Email: [****]

if to the Company and Sellers:

Canopy Wave Inc.

 2350 Mission College Boulevard, Suite 350

Santa Clara, CA 95054

Attention: Taoyue (Tao) Zhang

Email: [****]

Attention: James Liao

Email: [****]

with a copy to (which shall not constitute notice):

K&L Gates LLP

1 SW Columbia St, Suite 1900

Portland, OR 97204

Attention: Shiau Yen Chin-Dennis and Brendan McDonnell

Email: [****] and [****]

12.7 CooperationEach Party agrees to use its reasonable best efforts to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to amend or replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that comes closest to expressing the intention and achieving the economic, business and other purposes of such invalid or unenforceable term or provision. If the Parties are unable to agree upon such amendment or replacement within thirty (30) days following such final judgment, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

12.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages would be both incalculable and inadequate as a remedy would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it under this Agreement to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.2, and the Indemnified Parties to the extent of their respective rights pursuant to Section 7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.11 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislation.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered”, “provided” or “made available” means, with respect to any documentation, that (i) (A) a copy of such material has been posted to and made available by a Party to the other Party or its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a date that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SAIHEAT LIMITED

By:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Director

SAIHEAT MERGER SUB, INC.

By:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Director

[Signature Page - Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CANOPY WAVE INC.

By:	/s/ Taoyue (Tao) Zhang
Name:	Taoyue (Tao) Zhang
Title:	Chief Executive Officer

Sellers

/s/ Taoyue (Tao) Zhang
Taoyue (Tao) Zhang

/s/ Chunyi (James) Liao
Chunyi (James) Liao

[Signature Page - Merger Agreement]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) relating to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York, State of Delaware, Cayman Islands and Singapore are authorized or obligated by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No. 116-136, as in effect on the Closing Date and any other applicable Law or presidential memorandum, executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65, 2020-38 IRB), in any U.S. jurisdiction, addressing the consequences of COVID-19 as well as any applicable guidance issued thereunder or relating thereto, including, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Purchase Agreements” means, collectively, (i) the Common Stock Purchase Agreement, dated as of May 10, 2024, by and between the Company and Tao, and (ii) the Common Stock Purchase Agreement, dated as of May 10, 2024, by and between the Company and James, each in the form as provided to Parent on or prior to the date hereof.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capitalization Representations” means the representations and warranties of the Company and the Sellers set forth in Section 2.5.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company and the Sellers set forth in Section 2.1 (Due Organization; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.4 (Non-Contravention; Consents), Section 2.5 (Capitalization) and Section 2.19 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement or pendency of this Agreement or the Contemplated Transactions, including any impact on the relationships of the Company with its customers, suppliers, distributors, employees, financing sources or other business partners resulting therefrom, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement or that is taken at the written request or with the prior written consent of Parent, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, or any governmental or other response or reaction thereto, (e) any change in GAAP or applicable Laws or the interpretation or enforcement thereof, (f) general economic, regulatory or political conditions or conditions in the financial, banking, credit or securities markets (including changes in interest rates or exchange rates) or conditions generally affecting the industries in which the Company operates, (g) any change in the cash position of the Company which results from operations in the Ordinary Course of Business, (h) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by this definition), or (i) seasonal fluctuations in the business of the Company; except in each case with respect to clauses (c), (d), (e), and (f), to the extent such Effects disproportionately affect the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates (in which case only the incremental disproportionate impact shall be taken into account).

“Company Options” means options to purchase shares of Company Common Stock issued by the Company pursuant to the Option Agreements.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding expressed on a fully diluted basis, calculated using the treasury stock method, and assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Company Options (which, for the avoidance of doubt, shall include unvested Company Options).

“Company Aggregate Share Consideration” means 2,624,152 Parent Class A Ordinary Shares and 496,442 Parent Class B Ordinary Shares (aggregating 3,120,594 Parent Ordinary Shares in total).

“Company Per Share Consideration” means the number of Parent Class A Ordinary Shares and/or Parent Class B Ordinary Shares, as applicable, determined by dividing (a) the Company Aggregate Share Consideration by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i)).

“Company Transaction Expenses” means, with respect to the Company, the aggregate amount (without duplication) of all costs, fees and expenses incurred by the Company, or for which the Company is or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of the Transaction Agreements, including any fees and expenses of legal counsel, accountants and other advisors of the Company.

“Confidentiality Agreement” means that certain mutual confidential disclosure agreement dated February 24, 2026, entered into between the Company and SAI US Inc., a wholly-owned Subsidiary of Parent, in connection with the Contemplated Transactions.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consideration Shares” means an aggregate of 3,306,269 newly issued and issuable Parent Ordinary Shares, consisting of (a) the Company Aggregate Share Consideration, and (b) the Reserved Option Pool. The number of Consideration Shares has been determined based on (i) the Company’s pre-money valuation of US$60,000,000, (ii) Parent’s pre-money valuation of US$40,000,000, and (iii) the sum of the total outstanding Parent Ordinary Shares as recorded in the register of members maintained by Parent’s secretary or transfer agent, the number of Parent Class A Ordinary Shares reserved for issuance upon exercise of outstanding equity awards granted under the Parent Stock Plan, and the number of Parent Class A Ordinary Shares remaining available for future issuance pursuant to the Parent Stock Plan. Such number of Consideration Shares represent a Per Share Purchase Price of US$18.15 and have been rounded up in the aggregate to the closest whole number. The number of Consideration Shares is fixed and shall not be subject to adjustment based on any change in the valuation or share price of Parent or the Company between the date hereof and the Closing, except as provided in Section 1.6(d). For the avoidance of doubt, the Parent Class B Ordinary Shares issued as Consideration Shares shall carry the same economic rights (including dividend and liquidation rights) as the Parent Class A Ordinary Shares but shall carry super-voting rights as set forth in the A&R Parent MAA.

“Contemplated Transactions” means the transactions and actions contemplated by this Agreement and the other Transaction Agreements, including, for the avoidance of doubt, the Merger and the actions proposed to be taken at the Parent Shareholders’ Meeting prior to the Closing pursuant to Section 6.1.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“DPA” means Section 721 of the Defense Production Act of 1950.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or non-U.S. Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” has the meaning set forth in Section 7.7(a).

“Escrow Agent” has the meaning set forth in Section 7.7(a).

“Escrow Period” has the meaning set forth in Section 7.7(b).

“Escrow Shares” has the meaning set forth in Section 7.7(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Parent MAA” means the fifth amended and restated memorandum and articles of association of Parent, adopted by special resolution dated April 24, 2026, as the same may be amended, supplemented and/or restated from time to time in accordance with the Laws of the Cayman Islands.

“Fraud” means, with respect to a Party, actual and intentional common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties of such Party expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement, requiring: (a) a false representation of a material fact made by such Party in such representation or warranty or certificate; (b) actual knowledge by the individual(s) making such representation or warranty on behalf of such Party that such representation or warranty was false when made (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory); (c) an intention to induce the Party to whom such representation or warranty was made to act or refrain from acting in reliance upon it; (d) causing that Party to justifiably rely upon such false representation or warranty in taking or refraining from taking action; and (e) that Party to have suffered damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, negligent misrepresentation, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) non-governmental or self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Indemnification Agreements” has the meaning set forth in Section 6.6(e).

“Indemnified Party” means a Parent Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnified Taxes” means, without duplication, (a) all Taxes of the Company attributable to any Pre-Closing Tax Period (as determined pursuant to Section 6.5(c)(iii)); (b) all Taxes imposed on the Company by reason of its membership in any affiliated, consolidated, combined, or unitary group on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local, or non-U.S. Law; and (c) all Taxes imposed on the Company as a transferee or successor with respect to any event or transaction occurring before the Closing Date; in each case, solely to the extent such Taxes (i) do not arise from or relate to any action taken by Parent or the Surviving Corporation outside the ordinary course of business on the Closing Date after the Closing, and (ii) do not arise from any change in applicable Law enacted after the Closing Date.

“Indemnifying Parties” means the Parties from whom indemnification may be sought pursuant to Section 7.1 or Section 7.2, as applicable.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, non-U.S., local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, requirement, self-regulatory requirement, administrative policy or guidance, position statement, declaratory statement, advisory opinion, bulletin, or notifications having the effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, civil investigation demand, subpoena, complaint (including a qui tam complaint), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees), assessments, and Taxes, in each case, whether or not foreseeable; provided that Losses shall expressly not include punitive damages except to the extent applicable in relation to any Third Party Claim or fraud.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which Parent Class A Ordinary Shares are then listed.

“Option Agreements” means, collectively, (i) the option agreement entered into between the Company and Andrew Li dated on January 31, 2025; (ii) the option agreement entered into between the Company and Xinyi Li dated on January 31, 2025; (iii) the option agreement entered into between the Company and Hai Vodinh dated on January 31, 2025; and (iv) the option agreement entered into between the Company and Yongqian Chen dated on January 31, 2025, each in the form as provided to Parent on or prior to the date hereof.

“Option Holders” means Andrew Li, Xinyi Li, Hai Vodinh and Yongqian Chen.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, any memorandum and articles of association, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2025, included in Parent’s Report on Form 20-F for the annual period ended December 31, 2025, as filed with the SEC.

“Parent Balance Sheet Date” means the date of the Parent Interim Financial Statements.

“Parent Board” means the board of directors of Parent.

“Parent Capitalization Representations” means the representations and warranties of Parent set forth in Sections 4.6(a) and 4.6(c).

“Parent Class A Ordinary Shares” means the class A ordinary shares of Parent, par value US$0.0015 per share.

“Parent Class B Ordinary Shares” means the convertible class B ordinary shares of Parent, par value US$0.0015 per share.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Due Organization; Subsidiaries), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Vote Required), Section 4.5 (Non-Contravention; Consents), Section 4.6 (Capitalization) and Section 4.21 (No Financial Advisors).

“Parent Indemnified Parties” means Parent, its Affiliates, successors and assigns, and their respective officers, directors, stockholders, employees, agents, and representatives, including the Surviving Corporation.

“Parent Interim Financial Statements” means the unaudited interim financial statements, including balance sheet, of Parent as of the six-month period ending June 30, 2026.

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement or pendency of this Agreement or the Contemplated Transactions, including any impact on the relationships of Parent with its customers, suppliers, distributors, employees, financing sources or other business partners resulting therefrom, (b) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement or that is taken at the written request or with the prior written consent of the Company, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, or any governmental or other response or reaction thereto, (e) any change in GAAP or applicable Laws or the interpretation or enforcement thereof, (f) general economic, regulatory or political conditions or conditions in the financial, banking, credit or securities markets (including changes in interest rates or exchange rates) or conditions generally affecting the industries in which Parent and its Subsidiaries operate, (g) any change in the cash position of Parent and its Subsidiaries which results from operations in the Ordinary Course of Business, (h) any change in the stock price or trading volume of the Parent Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of the Parent Ordinary Shares may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effect is otherwise excepted from this definition), (i) any failure by Parent to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by this definition), or (j) seasonal fluctuations in the business of Parent and its Subsidiaries; except in each case with respect to clauses (c), (d), (e) and (f), to the extent such Effects disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact shall be taken into account).

“Parent Options” means options or other rights to purchase Parent Class A Ordinary Shares issued by Parent.

“Parent Ordinary Shares” means, collectively, the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

“Parent Outstanding Shares” means the total number of Parent Ordinary Shares outstanding expressed on a fully diluted and as converted basis, calculated using the treasury stock method, and assuming, without limitation or duplication, the issuance of Parent Class A Ordinary Shares in respect of all Parent Preferred Shares, Parent Options, Parent RSUs, warrants, or other rights to receive shares, whether conditional or unconditional.

“Parent Preferred Shares” means the preference shares of Parent, par value US$0.0015 per share, authorized pursuant to the Existing Parent MAA.

“Parent RSU” means restricted stock units with respect to, or that may be settled in, Parent Class A Ordinary Shares issued by Parent.

“Parent Stock Plan” means Parent’s equity incentive plan(s), as in effect as of the date of this Agreement.

“Parent Transaction Expenses” means, with respect to Parent, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Parent or any of its Subsidiaries (other than the Surviving Corporation), or for which such Person is or may become liable (a) in connection with the Contemplated Transactions and the negotiation, preparation and execution of the Transaction Agreements, including any fees and expenses of legal counsel, accountants and other advisors of such Person, as more specifically set forth on Section 4.13 to the Parent Disclosure Schedules, and (b) related to the Parent Shareholders’ Meeting, including, without limitation, the fees and expenses of any proxy solicitation firm hired to solicit proxies for the Parent Shareholders’ Meeting.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in any proxy statement to the Parent Shareholders the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.6).

“Party” or “Parties” means the Company, Merger Sub, Parent, and each of the Sellers (Tao and James).

“Permitted Encumbrance” means: (a) any Encumbrance (i) for current Taxes not yet due and payable or (ii) for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (d) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Per Share Purchase Price” means US$18.15 per Parent Class A Ordinary Share, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding Parent Class A Ordinary Shares occurring after the date of this Agreement.

“Person” means any individual, Entity or Governmental Body.

“PIPE Minimum Amount” means US$4,500,655.50, or such lesser amount as Parent may agree to in writing.

“PIPE Investors” means, collectively, (i) each Person that executes and delivers a counterpart to the PIPE Share Purchase Agreement as an “Investor” (as defined thereunder), and (ii) any Affiliate or other permitted assignee of a PIPE Investor to whom rights and obligations under the PIPE Share Purchase Agreement have been assigned in accordance with its terms.

“PIPE Registration Rights Agreement” means the Registration Rights Agreement entered into at or prior to Closing by and among Parent and the PIPE Investors, in the form attached hereto as Exhibit D, pursuant to which Parent will provide certain registration rights in respect of the Parent Class A Ordinary Shares issued to the PIPE Investors in connection with the PIPE Investment.

“PIPE Share Purchase Agreement” means the Share Purchase Agreement entered into concurrently with the execution and delivery of this Agreement by and among Parent and the initial PIPE Investors, in the form attached hereto as Exhibit C, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 247,970 Parent Class A Ordinary Shares from Parent, for an aggregate cash consideration of US$4,500,655.50 (representing a purchase price of US$18.15 per share), on or immediately following the Closing (the “PIPE Investment”).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” of a Seller means the percentage represented by a fraction, the numerator of which is the number of shares of Company Common Stock held by such Seller immediately prior to the Effective Time and the denominator of which is the total number of shares of Company Common Stock held by both Sellers immediately prior to the Effective Time.

“Reference Date” means July 1, 2026.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, domain names, and all applications for any of the foregoing

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors, and representatives.

“Reserved Option Pool” means 185,675 Parent Class A Ordinary Shares reserved for future issuance to and allocated among the Option Holders under the New Parent Options.

“SAFE Agreements” means, collectively, (i) the Simple Agreement for Future Equity entered into between the Company and HorizonAI Ventures LLC dated on June 5, 2024; (ii) the Simple Agreement for Future Equity entered into between the Company and Signal Pulse Hardware & Networks Inc. dated on June 13, 2024; and (iii) the Simple Agreement for Future Equity entered into between the Company and Bit Digital HPC, Inc. dated on June 30, 2024.

“SAFE Investors” means collectively, HorizonAI Ventures LLC, Signal Pulse Hardware & Networks Inc. and Bit Digital HPC, Inc., and/or their respective Affiliates or assignees, as applicable.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 3.1 (Ownership of Shares), Section 3.2 (Capacity and Authority), Section 3.3 (No Conflict) and Section 3.9 (No Financial Advisors).

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding (on amounts paid or received) or other taxes, duties, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Agreements” means this Agreement, the Indemnification Agreements, the Li Consulting Agreement, the A&R Parent MAA, the PIPE Share Purchase Agreement, the PIPE Registration Rights Agreement, the Support Agreement, the Energy Science Registration Rights Agreement, the Option and Exchange Agreements, the Escrow Agreement, the Surrender and Termination of SAFE Agreements, and all Exhibits and Schedules attached hereto or delivered in connection herewith, and all other documents executed and/or delivered by any party pursuant to or in connection with this Agreement and the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Exhibit B

Post-Closing Officers

Officers

Name	Title
Taoyue (Tao) Zhang	Chief Executive Officer
Taoyue (Tao) Zhang	Chief Operating Officer
Chunyi (James) Liao	Chief Technology Officer

B-1

Exhibit C

Form of PIPE Share Purchase Agreement

[****]

C-1

Exhibit D

Form of PIPE Registration Rights Agreement

[****]

D-1

Exhibit E

Form of Indemnification Agreement

[****]

E-1

Exhibit F

Form of A&R Parent MAA

[****]

F-1

Exhibit G

Form of Support Agreement

[****]

G-1

Exhibit H

Form of Energy Science Registration Rights Agreement

[****]

H-1

Exhibit I

Form of Option and Exchange Agreement

[****]

I-1

Exhibit J

Form of Surrender and Termination of SAFE Agreement

[****]

J-1

Schedule 1.4(e)

Surviving Corporation Directors and Officers

[****]

Schedule 5.1(a)

Operation of Parent’s Business

[****]

Schedule 5.1(b)

Parent Permitted Actions

[****]

Schedule 5.2(a)

Operation of the Company’s Business

[****]

Schedule 5.2(b)

Company Permitted Actions

[****]

Schedule 6.6(a)

Parent Directors and Officers to Resign

[****]

Schedule 7.1(f)

Company Legal Proceedings

[****]